     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON _______, 2000.
                                                   REGISTRATION NO.


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM SB-2

                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933

                      High-Tech Travel Services Corporation
                 (Name of Small Business Issuer in Its charter)


    Delaware                           4724                    22-3686104
  -----------                    -----------------          -----------------
(State or Other                 (Primary Standard           (I.R.S. Employer
Jurisdiction of                Industrial Classifi-       Identification Number)
Incorporation or               cation Code Number)
Organization)

                                38 Second Avenue
                          Atlantic Highlands, NJ 07716
                                 (732) 872-2703
   ---------------------------------------------------------------------------
   (Address and Telephone Number of Principal Executive Offices and Principal
                               Place of Business)


                           Benjamin Callari, President
                                38 Second Avenue
                          Atlantic Highlands, NJ 07716
                                 (732) 872-2703
  ----------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

         Approximate Date of Commencement of Proposed Sale to the Public: As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, check the following box. / /

                                          CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------
                                     Amount            Maximum              Maximum              Amount of
  Title of each class of             to be         offering price          aggregate           registration
securities to be registered        registered     per share(1)(2)(3)   Offering price(1)(2)       fee(1)
----------------------------------------------------------------------------------------------------------------
Common Shares par
value $0.0001.............         2,809,402            $0.57               $1,590,562            $795.25
----------------------------------------------------------------------------------------------------------------

(1) Estimated pursuant to Rule 457(c) under the Securities Act of 1933 solely for purposes of calculating amount of registration fee.

(2) These securities are the subject of a rescission offer to be commenced following the effectiveness of the Registration Statement, as more fully described in the prospectus which is a part of this Registration Statement. The shares of common stock that are subject to the rescission offer were issued in exchange for cash at prices ranging from $0.50 to $0.70 per share.

(3)  Reflects the average price paid by shareholders receiving recission offer.

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                              SUBJECT TO COMPLETION
                             DATED __________, 2000

                                   PROSPECTUS

                      HIGH-TECH TRAVEL SERVICES CORPORATION
      --------------------------------------------------------------------

             RECISSION OFFER AS TO 2,809,402 SHARES OF COMMON STOCK
           ...........................................................

         High Tech Travel Services Corporation is offering to certain of its shareholders the right to rescind their purchase of shares of our common stock. The terms and conditions of the recission offer are described in this Prospectus. The shares subject to this recission offer were purchased from us by United States persons at prices ranging from $0.50 to $0.70 per share between October 4, 1999 and March 31, 2000. We are making this this recission offer because the sales of the shares were made without registration in probable violation of the registration provisions of Federal securities laws and the securities laws of various states.

       We offer to rescind such sales by repurchasing the shares for an amount equal to the price paid for the shares, plus accrued interest from the date of issuance of the shares to the date of repurchase. (The applicable rates of interest, which are provided by law for residents of various jurisdictions, are set forth at page 24 under "Rescission Offer"). If you have already resold the shares, we offer to pay to you the difference between the price you paid to us for the shares, and the consideration you received on the sale, plus accrued interest.

         THE RESCISSION OFFER WILL EXPIRE AT 5:00 P.M. EASTERN STANDARD TIME ON __________, 2000, UNLESS THAT DATE IS EXTENDED BY US, IN OUR SOLE DISCRETION, BUT NOT BEYOND ___________, 2000.

         ACCEPTANCE OR REJECTION OF THIS RECISSION OFFER AND INVESTMENT IN THE COMPANY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR A DISCUSSION OF MATERIAL RISKS THAT SHOULD BE CONSIDERED BY POTENTIAL INVESTORS. INVESTMENT IN SHARES OF HIGH-TECH TRAVEL SERVICES CORPORATION IS SUITABLE ONLY FOR PERSONS OF SUBSTANTIAL FINANCIAL MEANS WHO ARE ABE TO BEAR THE RISK OF LOSS OF THEIR ENTIRE INVESTMENT.

         THOSE WHO WISH TO HAVE THEIR SHARES REPURCHASED BY THE COMPANY SHOULD COMPLETE THE RESCISSION ELECTION FORM ATTACHED HERETO AND RETURN THE RESCISSION ELECTION FORM TO THE COMPANY ACCORDING TO THE INSTRUCTIONS DESCRIBED ON PAGES 8 AND 25 UNDER THE CAPTION "ACCEPTANCE OR REJECTION." IF YOU DO NOT COMPLETE AND RETURN A FORM OF ACCEPTANCE OR REJECTION PRIOR TO THE EXPIRATION OF THE RECISSION OFFER, YOU WILL BE DEEMED TO HAVE REJECTED THE RECISSION OFFER

         We urge you to read this prospectus carefully before acting on this offer. If you have any questions regarding the terms and conditions of this recission offer, you may call one of our representatives at (732) 872-2703.

         THE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is ________, 2000.

                                TABLE OF CONTENTS

                                                 TABLE OF CONTENTS

Prospectus Summary
Risk Factors
Recission Offer
State Law Notices to Certain Offerees
Use of Proceeds
Plan Of Distribution
Dividend Policy
Capitalization
Dilution
Selected Financial Information
Managements Discussion and Analysis of Financial Condition and Results of
   Operations
Business
Management
Executive Compensation
Employment Agreements
Stock Option Plan
Limitation on Director's Liability; Indemnification
Certain Transactions
Principal Shareholders
Description of Capital Stock
Transfer Agent
Plan of Distribution
Experts
Shares Eligible for Future Sale
Where You Can Find More Information
Financial Statements

                               PROSPECTUS SUMMARY

         This summary discusses certain information contained in this prospectus, but is only a summary and does not contain all of the information you should take into account when acting on our recission offer. You should read and review the entire prospectus, including the section entitled "risk factors" and the financial statements and the notes to the financial statements, which appear elsewhere in this prospectus.

         This prospectus contains many forward-looking statements. These forward looking statements are based in managements current beliefs, projections, estimates and expectations, some or all of which could prove to be in error. Such "forward-looking statements" can be identified by the use of forward-looking terminology such as "may," "will," "should," "expect," "anticipate," "estimate" or "continue" or the negatives thereof or other variations of such words or comparable terminology. Those statements appear in a number of places in this prospectus and include statements regarding our intent, belief or current expectations with respect to, among other things: (i) trends affecting the company's financial condition or results of operations; and (ii) the company's business and growth strategies.

         Forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and actual results may differ materially from those projected, expressed, or implied in the forward-looking statements as a result of various factors. The accompanying information contained in this prospectus, including without limitation, the information set forth under the headings "risk factors," "management's discussion and analysis of financial condition and results of operations" and "business," identifies important factors that could cause such differences. Unless otherwise indicated, the information in this prospectus assumes that no offeree receiving the rescission offer exercises his right to rescind.


THE COMPANY

         High-Tech is a development stage company. It was incorporated in Delaware on October 1, 1999, and its offices are located at 38 Second Avenue, Atlantic Highlands, New Jersey, 07716.

         We are in the process of acquiring and developing computer software products for use in the travel industry. We are developing and plan to implement a powerful software and an Internet strategy which will enable us to produce and make available a technological program that will combine a variety of functions. These will include access to the four largest airline Central Reservations Systems ("CRS") currently in use throughout the travel industry (i.e. Sabre, Worldspan, Apollo, and Amadeus) and to offerings by hotels, resorts, tour operators, cruises, consolidators and others. It is believed that the services and products of the Company will be unique, and will appeal to the travel/lodging supplier, advertiser, consolidator, travel agent and consumer.

         High-Tech intends to market and advertise all of its travel and travel-related products in world-wide markets. We intend to license access to our software and database to travel agencies and others, and to market our software and information products to travel agents, consolidators, tour operators, hotels, and other travel industry participants, as well as to consumers.

DEVELOPMENT AND BUSINESS STRATEGY

         Initially, we intend to continue to develop our software and acquire the hardware necessary to conduct our travel operations, and expect to be operational within six months after this offering is concluded. During that development stage, we will

         o Begin to enter into operating arrangements with CRS's, cruise operators, consolidators, hotels, resorts and others.

         o Begin to focus on the distribution of sale of licenses to travel agents and others who will use our software and services for the booking of travel and vacation arrangements.

         o Once we are up and running with a base of CRS, cruise operators consolidators hotels resorts, travel agents and others, we will commence our international advertising program.

         o We will continue to upgrade our services and add ancillary products.

RECISSION OFFER

         Between October, 1999, when High-Tech was organized, and continuing to March, 2000, High-Tech raised approximately $1,591,000 from investors in an unregistered offering of our common stock. High-Tech incorrectly believed that the stock offering were made in accordance with all applicable requirements of law. However, after further review and as a result of numerous questions about the offering raised by counsel, regulators and others, we have determined that we were probably in error, and that the offer and sale of the securities may have violated the Securities Act of 1933, as amended, and various other Federal and state securities laws. We are therefore offering to each investor who purchased shares in that offering, the right to rescind their purchases. We have entered into a consent order and agreement with the Bureau of Securities of the State of Oregon to such effect.

         You should read and review this prospectus carefully and thoroughly before deciding whether to accept or reject the recission offer. If you have any questions regarding the terms and conditions of this recission offer, you may call one of our representatives at (732) 872-2703.

ACCEPTANCE OR REJECTION OF THE RECISSION OFFER

         All offerees are requested to complete the form of election set forth on Exhibit A to this prospectus and return it to High-Tech Travel Services Corporation, Attention: Benjamin Callari, President, 38 Second Avenue, Atlantic Highlands, NJ 07716 as soon as practicable, but in no event should the election be delivered to the Company later than 2000, the expiration date. The election should be completed to indicate whether you accept or reject the rescission offer. If you have not delivered a completed election by the expiration date, you will be conclusively deemed to have rejected the rescission offer, except to the extent applicable state laws provide otherwise. The completed election form may be delivered by hand or courier service, or by mail. The method of delivery of is at your election and risk. If you desire to make use of the mails to deliver a completed election form to High-Tech, delivery will be deemed to have occurred on the date the election is postmarked.

EFFECT OF REJECTION OF RECISSION OFFER

         For purposes of applicable federal and state securities laws, if you reject the Rescission Offer you will be deemed to hold registered shares that are freely tradeable. No public market currently exists for any class of our stock, and there can be no assurance that there will be a public market in the future.

         Rejection of the rescission offer will not necessarily bar you from rescission or other rights which you may have under federal or state securities laws if we in fact violated such laws. However, federal law does provide that you may, under certain circumstances, lose any rescission rights under federal securities laws one year from the date of purchase of such shares. In addition, most state securities laws provide that you may lose any rescission rights by rejecting or failing to respond to a valid rescission offer.

         We do not know if any, or how many, of the investors will accept the recission offer. Each accepted recission will, of course, reduce the amount of capital available to High-Tech, and the recission process, as well as any related legal proceedings will continue to cause substantial additional expense as well as distraction of management's time and attention from the business of High-Tech. If all offerees reject the recission offer, and without taking into account any new issuances of shares, High-Tech will have 16,401,362 shares of common stock outstanding.

CONSENT ORDER

         On September 13, 2000, we entered into a Consent Order with the Securities Section of the Oregon Department of Consumer and Business Services, Division of Finance and Corporate Securities (DFCS). Under the Consent Order, the Director of the DFCS found that High-Tech, as well as its officers and directors Benjamin Callari, Dennis Weathers and Donald Myatt (the "Respondents") had sold unregistered securities, made sales of securities without a license, and omitted to state material information necessary to make statements not misleading, all in violation of Oregon law. Under the Consent Order,

         o The respondents are prohibited from transacting securities business in violation of Oregon Revised Statutes 59.055 (unregistered sale of securities), Oregon Revised
                  Statutes 59.165 (sale of securities without a license), and Oregon Revised Statutes 59.135 (omitting to state material information necessary to make statements not misleading) or otherwise violating any provisions of the Oregon Securities Laws.

         o The respondents may not use the registration exemptions provided by Oregon Revised Statutes 59.025 or 59.035 unless they notify the Director of their intention at least 15 days in advance and provide an opinion of Oregon counsel that the exemption is available under the circumstances. They may then offer and sell the securities under the exemption unless the Director denies them the use of the exemption within that 15 day period.

         o The Consent Order expressly provides that it does not serve to trigger the disqualifications provisions of OAR 441-054-0130.

         o The Respondents will complete a full refund or make a recission offer to all remaining investors in High-Tech who have purchased unregistered securities from High-Tech in the United States, except for shares purchased by Benjamin Callari and Donald Myatt.

         o        High-Tech will apply for registration of the recission offer

         o High-Tech is required to deposit funds into an escrow account in an amount sufficient to complete refunds to all investors, or to repay in full investors who accept the recission offer, plus provide $25,000 to compensate any unknown investors. That account has been established at U.S. Bank National Association (See -"Escrow Agreement").

         o There will be a 35 day period after the date this recission offer is mailed to investors for acceptance or rejection of the recission offer. At the end of that period, High-Tech will prepare disbursement instructions which must be reviewed and approved by the DFCS before disbursement.

         o The Consent order established a time table for registration of the recission offer, provides that it will be mailed to investors as soon as practicable after it becomes effective, and provides that if any state does not declare it effective , High-Tech will refund all investments made by investors residing in that state.

         o Within 30 days after completion of the recission offer or refund, High-Tech will file a report identifying the investors repaid, the amount of the repayment and the date of the repayment.

         o High-Tech is required to pay a civil penalty of $20,000 and make a $5,000 contribution to the Oregon Investor Information Program. The penalty and contribution are payable $2,500 on signing of the Consent Order, $2,500 30 days later, and $5,000 each 30 days thereafter until the full $25,000 is paid.


ESCROW AGREEMENT

         On May 17, 2000, High-Tech and U.S. Bank National Association (U.S.
Bank), located at 555 S.W. Oak Street, Plaza 6, Portland, OR 97204 entered into an escrow agreement captioned "Recission Escrow Agreement". The form of the escrow agreement was reviewed and approved by the Director of the Securities Section of the Oregon Department of Consumer and Business Services.

         Pursuant to the escrow agreement,

         o High-Tech deposited $1,643,463 into an escrow account created at US Bank. under the agreement. All funds will be invested by
                  U. S. Bank in the triple "A" rated First American Prime Obligations Money Fund (Class D). The fund's investment advisor and custodian are subsidiaries of U. S. Bank. As of August 31, 2000, the principal of such account, after adding earnings and subtracting payments, was $1,653,502.

         o High-Tech gave the Director of DFCS and U. S. Bank a list of all investors who are to receive this recission offer.

         o Upon receipt of investor notices accepting the recission offer, and corresponding instruction from High-Tech and the Director, U.S. Bank will disburse the funds to the accepting investors.

         o Any funds not so disbursed will be returned to High-Tech.

         o U. S. Bank may resign as escrow agent on thirty days notice, in which case High- Tech will appoint, with the consent of the Director, a new escrow agent.

         For a more detailed description of the Escrow Agreement, see "Escrow Agreement" at page 50 of this Prospectus.

FUNDING THE RECISSION OFFER

         2,809,402 shares of Common Stock are subject to the recission offer, and the aggregate purchase price of all of the shares subject to the recission offer is approximately $1,591,000. When interest is added through December 31, 2000, our potential liablity, if all investors accept the recission offer, is estimated to be about $ 1,718,000.

         In order to fund our potential obligations under the rescission offer, and as required by the Consent Order and the Escrow Agreement, we have deposited $1,643,463 into an interest- bearing escrow account with U. S. Bank (See "Escrow Agreement"). Those sums, together with the interest earned thereon, will be used, as needed, to purchase shares from those investors who accept the rescission offer. As of September 25, 2000, approximately $15,000 has been paid out to those investors who have requested the return of their investments.

         While we believe that the amount deposited into the escrow account will be more than sufficient to repurchase all of the shares of those who are expected to accept the rescission offer, if additional funds are needed, we have the right, before the recission offer expires, to either (1) obtain additional financing through the issuance of equity securities or otherwise in amounts sufficient to complete the rescission offer, or (2) declare the entire rescission offer ineffective. In that case it is our intention to return to the recission offerees the amount they paid for their shares.

         Any proceeds in the escrow account which are not to be returned to the offerees will be returned to us used for the development and acquisition of software and for general corporate purposes. See "Risk Factors -- Possible Lack of Sufficient Capital to Fund Rescission Offer; and "Use of Proceeds."

         AN INVESTMENT IN THE COMPANY IS SPECULATIVE AND THE ACCEPTANCE OR REJECTION OF THE RECISSION OFFER INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS." BEGINNING ON PAGE

                       SUMMARY OF SELECTED FINANCIAL DATA

         The following table presents summary historical data of the Company on a consolidated basis (i) from the audited financial statements of the Company for the period from inception (October 1, 1999 to June 30, 2000 . The summary selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

STATEMENT OF OPERATIONS DATA:
Revenues..........................................  $         0
Net Loss from Operations..........................    ($276,232)
Net loss applicable to common shareholders........    ($249,912)
Net loss per common share.........................    ($   0.02)
Weighted average number of common shares
  outstanding.....................................   13,191,991



BALANCE SHEET DATA:                                                June 30, 2000


Total assets (includes sums subject to recission offer)            $  1,691,424
Liabilities                                                        $     47,808
Stock subject to rescission                                        $  1,590,562
Capital deficit                                                   ($    249,912)


         On a pro-forma basis, if the Recission Offer were accepted by all offerees, the June 30, 200 balance sheet of High-Tech would be substantially as follows:

Total assets                                                       $     45,836
Liabilities                                                        $     47,808
Capital deficit                                                   ($      1,972)

                                  RISK FACTORS

         AN INVESTMENT IN THE COMPANY IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. OFFEREES AND OTHER PROSPECTIVE INVESTORS SHOULD CONSIDER THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS.


1. DEVELOPMENT STAGE; NO HISTORY OF OPERATIONS

         o        Development Stage.

         High-Tech is a development stage company that first commenced raising capital and began development activities in October 1999. It will continue to be in the development stage for the foreseeable future, at least until its software programs are developed, installed and tested, which is not expected to occur until Winter 2000 at the earliest.

         o        Absence of Revenues or Income

         We have had no operating revenues or income, and none is expected until the development activities are completed and operations begin. Receipts from sales of securities are expected to be our sole source of cash flow during most of 2000 and into Spring 2001. Although High-Tech expects to obtain significant numbers of licensees, clients, accounts and revenues beginning in the winter of 2000-2001, we don't expect to be able to generate revenues sufficient to generate positive cash flow before Spring 2001, and there can be no assurance that we will ever be able to generate such cash flows.

         o        Possibility of Losses

         In addition, there can be no assurance that we will not experience operating losses for an extended period as we develop our software and begins operating activities.


2. ACCOUNTANTS' EXPLANATORY PARAGRAPH

         High-Tech's independent certified public accountants included an explanatory paragraph in their opinion with respect to our financial statements. The accountant's paragraph reflect that recurring losses from operations and the rescission offer have raised substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments that might result from the outcome of such uncertainty.


3. CASH FLOW DEFICIENCY

         o        Development

         From inception we have engaged in development activities and have had no operating revenues or income. As at June 30, 2000, We had capital of $53,054, which is expected to be reduced to a growing capital deficit as we proceed to develop our software and grow our business. Until we can obtain monthly sales levels of approximately $1,200,000, which is expected to be necessary to fund current working capital needs, there is uncertainty as to our ability to develop our business and continue as a going concern.

         o         Negative Cash Flows

         Our current cash forecast indicates that there will be negative cash flows into the second or third quarters of 2001, at which time our operating revenues are expected to be sufficient to cover operating costs and provide positive cash flow. There can be no assurance that we will be able to generate revenues as projected sufficient to service the cost of operations and fund our expected growth. Also, failure to reach the projected sales growth could shorten the period that the current cash balance will be sufficient to meet working capital needs. If that occurs, we may be required to raise additional funds through equity sales or loans, but these is no assurance that such additional funds would be available to us. As a result, there can be no assurance that we will be successful in funding our working capital and capacity needs.


4. POTENTIAL RESCISSION LIABILITY; POSSIBLE ADDITIONAL FUNDS REQUIRED.

         o        Potential Recission Liability

         The rescission offer is being made to all United States persons who acquired our shares of common stock during the period October 1, 1999 to March 31, 2000, other than our insiders. If all of the Offerees accept the rescission offer, we will be required to make payments totaling $1,590,562 plus interest at statutory rates from the date of issuance to date of repurchase As of December 31, 2000, the total accrued interest on the total possible liability will be $127,674 and will continue to accrue at the rate of approximately $350 per day.

         o        Possible Need for Additional Funds

         We have placed $1,643,463 in escrow with U.S. Bank National Association pursuant to a written escrow agreement, in order to provide for our potential recission liabilities (See- "Escrow Agreement"). Although we expect that such sums will be more than adequate to cover our recission liabilities, if funds in excess of $1,632,462 are needed, we will be required to seek additional capital through equity financing, loans or the sale of assets, and there can be no assurance that sufficient financing can be obtained on acceptable terms.

         If we cannot obtain adequate financing to complete the rescission offer, we may declare the entire rescission offer ineffective. In that case, we will continue to be subject to claims from the Offerees for possible violations of applicable state and federal securities laws.

         o        Possible Survival of Recission Liabilities

         The staff of the Securities and Exchange Commission (the "Commission") takes the position that a person's right of rescission under federal securities law may, under certain circumstances, survive a rescission offer. It is possible that claims asserting violations of state or federal securities laws will be made even though the rescission offer has been made. Also, there is no assurance that Offerees will not assert or prevail in claims against us for rescission or damages under Federal or state securities laws. Although we believe we would be successful in defending any securities law claims, the assertion of such claims against the Company would result in costly litigation and significant diversions of effort by our management.

         o        Possible Enforcement Action

         In addition, the rescission offer will not prevent the Commission or any state securities commission from pursuing enforcement action or imposing penalties and fines against High- Tech with respect to any alleged violations of federal or state securities laws.

         The occurrence of any of the foregoing could have a material adverse effect on our business, financial condition and results of operations. See "Rescission Offer -- Effect of Rescission Offer" and Note of the Notes to Consolidated Financial Statements.

5. NEED FOR ADDITIONAL CAPITAL AND CAPITAL REQUIREMENTS

         o        Funding Development Costs

         Our efforts to develop and introduce our proposed software and travel services have required, and will continue to require us to invest in infrastructure and systems development. In addition, High-Tech has incurred substantial cash flow deficits since inception and expects to continue to incur cash flow deficits and losses through at least the third quarter of fiscal year 2001. During the remainder of 2001, we expect that our operating revenues will not be sufficient to cover operating costs and provide positive cash flow, and that our cash needs will be met by the proceeds of this offering and with the proceeds of sales of additional shares of common stock. There can be no assurance that we will meet our expectations and generate positive cash flow in the foreseeable future. If the Company's operating strategy fails to produce anticipated revenue growth and cash flows or if additional working capital is required for any other reason, we will be required to obtain additional sources of capital earlier than currently anticipated.

         o        Effect of Acceptance of Recission Offer

         The timing of the need for additional capital also will be affected by the extent to which the rescission offer is accepted. See "Rescission Offer" and "--Lack of Sufficient Capital to Fund Rescission Offer; Potential Rescission Liability." There can be no assurance that we will be able to obtain equity financing when needed or on terms that we find acceptable. Any additional equity financing may cause immediate and substantial dilution to the Company's shareholders.

         o         Possible Effect of Inability to Obtain Funds

         If we are unable to obtain sufficient funds to satisfy our capital requirements, we Tech will be forced to reduce the scope of our expansion plans, curtail operations, dispose of assets or seek extended payment terms from its vendors, any of which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


6. OREGON BUREAU OF SECURITIES; CONSENT ORDER

         In March 2000, the Company received a subpoena letter from the Oregon Bureau of Securities, regarding an inquiry into our offering of common stock. We met with officials of the Oregon Bureau of Securities in May 2000 to respond to the Bureaus concerns and inquiries and resolve the concerns regarding potential violations of securities laws. We believe that we have complied with all requests for information requests from the Bureau. As a result of the meetings, we entered into a Consent Order with the Oregon Bureau of Securities. See "Consent Order" and "Escrow Agreement", at pages 49-53.

         We believe that the Rescission Offer addresses substantially all of the concerns raised by the Oregon Bureau of Securities. While there can be no assurance that such concerns or other issues will not be raised by the Securities and Exchange Commission or by other agencies, we anticipate that upon the completion of the Rescission Offer, the Oregon Bureau of Securities currently intends to close its inquiry. See Consent Order; Escrow Agreement.

7. RISK OF MANAGING GROWTH

         High-Tech's management resources are limited to a few key executive employees. Anticipated growth is expected to place a significant strain on the our management, administrative, operational, financial and technical resources and on our systems and controls. We have only recently been organized and our senior management personnel have not yet worked together.

         We will need, both in the short term and the long term, to hire additional qualified administrative and management personnel in all functional areas. Failure to locate, hire and retain such qualified personnel or failure to manage growth properly could have a material adverse effect on our business, financial condition or results of operations. See "-- Dependence on Key Personnel; Need to Hire Additional Qualified Personnel," "Business," "Management's Discussion and Analysis of Financial Condition and Results of Operation," and "Management."

8. POSSIBLE CHANGES IN MARKET GROWTH OF TRAVEL BUSINESS

         The market and demand for travel services and our proposed software applications is growing rapidly. While we believe the market and demand for such services will continue to grow, there can be no assurance as to the extent of any such growth. Even if there is continued growth in the use of such services, there can be no assurance that travel agents, consolidators, customers and others will elect to use software providers such as High-Tech to fulfill their travel and reservation needs. Even if the use of such software and services does continue to grow, there can be no assurance that we will be able to attract these new users as customers.
See "Business--Competition."

9. COMPETITION

         We face a high degree of competition in each of its service areas. Our existing and potential competitors fall into the categories of travel agents, airlines, hotels and other providers, packagers, and Internet travel service providers such as Expedia.com, Travelocity, Priceline.com ByeByeNow.com and Getthere.com, each of which are well financed and substantially more experienced than we are.

         While we believe that no other entity combines internet travel software and services in a unified service offering as we will, because of the high rate at which other established and new companies are entering the various business segments, there can be no assurance that additional competitors will not enter markets we propose to serve. Many of these competitors may possess significantly greater financial, marketing, technical and other resources than we do. We can anticipate that additional competitors will enter markets we propose to serve, and there can be no assurance that we will be able to compete effectively. In addition, there can be no assurance that potential customers will not elect to use their own equipment or software to fulfill their needs for such services or that they will not elect to use alternatives to our services. See "Business -- Competition."

10. POSSIBLE COMPANY SYSTEM FAILURE

         High-Tech's potential for success is largely dependent upon the efficient and uninterrupted development and eventual operation of its proposed computer network, software and telecommunications system infrastructure. We plan to include one or more redundant network switching centers. However, our systems and operations will be vulnerable to damage or interruption from fire, earthquake or other natural disaster and from power loss, telecommunications failure, break-ins, unauthorized entry, computer viruses, and similar events beyond our control. Furthermore, the software and network systems being developed by and for us are relatively new and are not operational, and therefore have not withstood initial testing or the demands of the anticipated volume associated with our revenue projections. There can be no assurance that these systems will be adequate to operate at the volume levels projected or operate efficiently enough to produce the required gross margin for High-Tech to be profitable. The occurrence of any of the foregoing risks could have a material adverse effect on our business, financial condition and results of operations.

11. NO EXPECTATION OF LONG-TERM CUSTOMER CONTRACTS

         It is anticipated that much of High-Tech's income will be derived from license fees and other license income. However, these licensee's will be free to deal with our competitors, and substantially all of our services will be performed pursuant to specific one-at-a-time purchase transactions. As a result, there can be no assurance that the majority of those who become our customers will continue to use or purchase our services in the future. See "Business -- Customers."

12. THE PRICING FOR OUR SERVICES IS UNCERTAIN

         Prices for travel and Internet assisted services are hotly competitive and are expected to continue to fall with increasing competition, and proposed prices for our proposed services may fall correspondingly. Accordingly, there can be no assurance that our current pricing schedule will prove to be viable, or that demand for our services will materialize at the prices we would like to charge, or that we will be able to sustain adequate future pricing levels as competitors introduce competing services.

13. DEPENDENCE ON KEY PERSONNEL; NEED TO HIRE ADDITIONAL
QUALIFIED PERSONNEL

         We are and will continue to be highly dependent on the technical and management skills of our existing key employees, including technical, sales, marketing, financial and executive personnel, and on the ability to identify, hire and retain additional skilled personnel. Competition for such personnel is intense and there can be no assurance that we will be able to hire or retain existing personnel or identify or hire additional personnel. The failure to attract and retain the necessary technical, managerial, financial, marketing and customer service personnel could have a material adverse effect on our proposed business, financial condition and results of operations.

         Our performance will also depend on our ability to retain and motivate our executive officers and key employees, none of whom have worked together. We have entered into employment agreements with Benjamin Callari and Dick Brace, two of our senior officers. The inability to hire or keep key personnel could have a material adverse effect on our business, financial condition and results of operations. See "-- Risk of Managing Growth; Recent Management Changes and New Information Systems" and "Management - Directors and Officers" and "Management -- Employment Agreements."

14. TECHNOLOGICAL CHANGE

         The computer software industry and the related travel service industry are characterized by rapid and continuous technological change, evolving industry standards, emerging competition and frequent new service and other product introductions. Future technological advances in software, travel services or the Internet may result in the availability of new services that could compete with the services expected to be provided by us or decreases in the cost of existing services that could enable our customers to fulfill their own needs more cost effectively. There can be no assurance that we can successfully identify new service opportunities and develop and bring new products and services to market in a timely and cost- effective manner, or that products, services or technologies developed by others will not render our products, services or technologies noncompetitive or obsolete.

15. SOFTWARE AND HARDWARE DEFECTS; POSSIBILITY OF DEVELOPMENT DELAYS

         Software-based services and equipment may contain undetected errors or failures when introduced or when new versions are released. The systems we are in the process of developing are relatively new and have not been tested in operation and, of course, have not had the opportunity to withstand the demands of the large volume associated with the our revenue projections. There can be no assurance that these systems will be adequate to operate at the volume levels projected or operate efficiently enough to produce the required gross margin we need to be profitable.

         Also, there can be no assurance that, despite thorough testing, errors will not be found in our systems after we begin operations, or that we will not experience development delays, resulting in delays in market acceptance. Any of these circumstances could have a material adverse effect on our Company's business, prospects, financial condition and results of operations.

16. THE INTERNET AS AN INFORMATION TRANSMISSION MEDIUM

         Our future success will depend, among other things, on our ability to route customers' traffic through the Internet and through dedicated and/or partially dedicated data network bandwidth. We will be required to depend on the viability of the Internet and other bandwidth as a medium for the transmission of information in various forms. To date, we have transmitted only a limited amount of traffic as compared to its growth projections. There can be no assurance that these will prove to be viable communications media or that information transmission will be reliable. There also can be no assurance against the development of capacity constraints that might inhibit efficient information transmission.

17. CONTINUED GROWTH IN THE USE OF THE INTERNET

         Our future success will depend, among other things, on continued growth in the use of the Internet in order to support the sale and use of our services and products. There can be no assurance that the number of Internet users will continue to grow. As is typical in the case of a new and rapidly evolving industry, demand and market acceptance for recently introduced products and services are subject to a high level of uncertainty. The Internet may not prove to be a viable avenue to transmit communications for a number of reasons. These reasons include (i) lack of acceptable security technologies, (ii) lack of access and ease of use, (iii) traffic congestion, (iv) inconsistent quality or speed of service, (v) potentially inadequate development of the necessary infrastructure, (vi) excessive governmental regulation, (vii) uncertainty regarding intellectual property ownership, or (viii) lack of timely development and commercialization of performance improvements, including high-speed modems.

18. RISKS ASSOCIATED WITH INTERNATIONAL OPERATIONS

         High-Tech plans to provide services to foreign locations and for foreign customers. We may also consider opportunities for acquiring businesses with significant international operations and customers. However, any international business or expansion will subject us to the wide range of general business risks associated with international operations, including (i) unexpected changes in legal and regulatory requirements, (ii) changes in tariffs, exchange rates and other barriers, (iii) political and economic instability, (iv) inability to repatriate net income from foreign markets, (v) long accounts receivable payment cycles in certain countries, (vi) potentially adverse tax consequences and (vii) the regulation by foreign regulatory authorities. There can be no assurance that such factors will not have a material adverse effect on our future operations and on our business, financial condition and results of operations.

19. LACK OF PATENTS AND COPYRIGHTS

         We have developed and acquired much of our own operating system and user software and expect to continue to improve existing applications and develop new applications in the future, both internally and externally . As of the date of this Prospectus, we have not copyrighted or patented any of our software and we rely on non-disclosure agreements and common law rights of protection. Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology useful or necessary to our business. We may pursue any available patent, copyright, trademark and service mark protection for our business processes, software, and Internet content. The extent to which we may be required to seek licenses under such patents or other proprietary rights of third parties, and the cost or availability of such licenses, cannot now be predicted. We rely to a significant extent on proprietary know-how. There can be no assurance, however, that others will not independently develop superior know-how or obtain access to know-how that we consider proprietary. See "Business -- Intellectual Property."

21. GOVERNMENTAL REGULATION

         The travel industry and the business of franchising is subject to regulation by and registration with the Federal Trade Commission (the "FTC"), and by various state and international regulatory authorities. We intend to license many travel agencies to make use of the our services, and it possible that these will be treated under certain state and Federal laws and by various governmental authorities, as franchises. For the purpose of protecting franchisees, extensive Federal regulations govern the information required to be provided to franchisees , and both state and Federal regulations govern the relationship between a franchisor and franchisee. We intend to comply, to the extent required, with all applicable laws. There can be no assurance that the regulations governing us will not be changed, or interpreted to subject us to more burdensome regulatory requirements that would have a material adverse effect on our business, financial condition and results of operations.

         Our operations may be subject to federal and state laws regulating the unsolicited transmission of fax and e-mail transmissions for advertisement purposes. Our policy will be to refrain from transmitting fax and e-mail advertisements except to our own customers and other recipients who have expressed an interest in receiving the transmitted information or otherwise have given their permission to receive such transmissions. We will encourages our customers, licensees and others who use our services to familiarize themselves with the relevant laws and to conduct their businesses in accordance with applicable laws.

         In connection with its anticipated international operations, High-Tech will be required to satisfy a variety of foreign regulatory requirements. We intend to explore and to seek to comply with these requirements on a country-by-country basis. There can be no assurance that we will be able to satisfy the regulatory requirements in foreign countries, and the failure to satisfy such requirements may prevent us from operating in such countries. The failure to comply with foreign regulatory requirements could have a material adverse effect on our business, financial condition and results of operations.

22. LACK OF PUBLIC MARKET

         There has been no public trading market for High-Tech's common stock and there can be no assurance that one will develop. Management may attempt to develop a public market in the common stock immediately after the closing of this offering by means of the OTC Bulletin Board ("OTCBB") by engaging market makers in the shares in such a manner that will permit trading. However, there can be no assurance that a market for High-Tech's common stock will ever develop on the OTCBB or elsewhere. If any market is developed it should be assumed that such market will be highly illiquid, sporadic and volatile.


23. PENNY STOCK REGULATION

         The Commission has adopted rules that regulate broker-dealer practices in connection with transactions in "penny stocks." Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASD's National Market System, provided that current price and volume information with respect to transactions in such securities is provided by the exchange system). The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the Commission that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with bid and offer quotations for the penny stock, the compensation of the broker- dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from such rules, the broker-dealer must make a special written determination that a penny stock is a suitable investment for the purchaser and receive the purchaser's written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in any secondary market for a stock that becomes subject to the penny stock rules. Our common stock may be subject to the penny stock rules, and accordingly, investors rejecting this rescission offer may find it difficult to sell their shares, if at all.

24. CONTINUED CONTROL BY CERTAIN SHAREHOLDERS

        Assuming 100% rejection of the Rescission Offer, Management will own approximately 79% of the High-Tech's common stock. As a result, Management will be able to control High-Tech's the business and affairs, including election of directors and the authorization of other corporate actions requiring shareholder approval. See "Principal Shareholders."

25. AUTHORIZED STOCK

         Our Board of Directors of the Company has the authority to issue up to 50,000,000 shares of Common Stock, See "Description of Capital Stock." Assuming 100% rejection of the Rescission Offer, there are currently 33,598,638 shares of common stock remaining unissued, all of which could be issued at prices deemed reasonable and appropriate by the Board of Directors.

26. DETERMINATION OF PRICE OF OFFERINGS

         The offering prices and assigned values relating to the issuances of the shares which are the subject of this offering were arbitrarily determined by High-Tech and bore no relationship to its earnings, assets, book value or any other generally accepted criterion of value. There can be no assurance that if an offeree rejects the rescission offer he will be able to sell his shares in the future, if at all, for a price higher than the original offering price.

27. FORWARD-LOOKING STATEMENTS AND ASSOCIATED RISK

         This Prospectus contains many forward-looking statements, including statements regarding, among other items, our future plans and growth strategies and anticipated trends in the industry in which we propose to operate. These forward-looking statements are based on our expectations and are subject to a number of risks and uncertainties, many of which are beyond our control. Actual results could (and are reasonably expected to ) differ materially from these forward-looking statements as a result of the factors described herein, including, among others, regulatory or economic influences. In light of these risks and uncertainties, there can be no assurance that our objectives and plans will be achieved.

28. YEAR 2000 RISK

         We reviewed for Year 2000 compliance the computer hardware and software systems used and expected to be used in the delivery and support of its products and services and brought all systems into compliance and readiness. However, the ability of third parties with whom we will transact business to adequately address their Year 2000 issues is outside our control. There can be no assurance that the failure of such third parties to adequately address their respective Year 2000 issues will not have an adverse effect on the our business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Compliance."


                                RESCISSION OFFER

BACKGROUND

         From October 1999 through March 2000, the Company raised $1,590,562 of capital through the issuance or sale of the shares which are the subject of this Recission Offer ("Recission Securities). The following table sets forth information regarding (i) the states in which the Offerees reside, (ii) the statutory interest rates applicable in such states, (iii) the aggregate amount of Recission Securities issued by the Company, (iv) the aggregate amount of accrued interest calculated through December 31, 2000, (v) the aggregate amount of liability calculated through December 31, 2000.

                      Amount                                     Total
                    Subject to      Interest                   Recission
State               Recission         Rate      Interest       Liability
-----               ---------         -----    ----------     ------------
Alaska         $    16,800.00           8%     $  1272.72     $     18,144
Arizona              9,600.00          10          910.03           10,560
Arkansas             6,000.00           6          340.27            6,360
California          59,802.75          10         6068.88           65,783
Colorado             5,000.00           8          390.14            5,400
Ohio                 5,000.00           6          327.12            5,300
Oregon           1,461,984.25           8      115,608.20        1,577,592
Washington          23,375.00           8        2,035.72           28,411
               --------------                  ----------     ------------
      Total    $ 1,590,562.00                  127,673.10      $ 1,717,515

         The Recission Securities were not registered under the federal or state securities laws, but were issued on the basis of management's belief that the sales were exempt from the registration requirements of the Securities Act of 1933, on the basis of the exemptions provided by Sections 3(b) and 4(2) of the Act and by various state limited offering exemptions. However, the Company now believes that because of the frequency and number of sales of the Recission Securities, including the number of persons who received offers and who purchased the Company's securities, the issuances were not eligible for such exemptions from registration. In addition, certain of the Recission Securities may have been issued to persons who did not receive adequate information regarding the Company and its financial condition. The Company also believes that The Recission Securities may have been issued in violation of state securities laws.

         The failure to provide adequate disclosure to purchasers of the Recission Securities may result in potential liabilities under the Exchange Act and the regulations thereunder. The Company may have incurred a liability to the holders of the Recission Securities of $1,590,562 plus interest from the date of issuance. See "Risk Factors -- Lack of Sufficient Capital to Fund Rescission Offer; Potential Rescission Liability" and Note 8 of the Notes to the Consolidated Financial Statements.

         The Company has elected to offer to all of the Offerees the right to rescind their acquisitions of the Recission Securities and to receive in exchange therefor, a payment in an amount equal to the aggregate consideration paid for the issuance of the Recission Securities, plus interest at the applicable statutory rate in the state in which they reside (the "Statutory Rate") from the date of issuance or, if the Recission Securities have been disposed of at a loss, the difference between the purchase price of such Recission Securities and the price received upon disposition plus interest at the Statutory Rate from the date of disposition.

         The Rescission Offer is being made in order to limit, so far as may be permitted under applicable federal and state securities laws, the potential liability of the Company with respect to the issuances of the Recission Securities. Neither the Recission Offer nor the Company's entry into the Consent Order is an admission that the Company did not comply with the registration provisions of applicable federal and state laws nor is it a waiver of any applicable statutes of limitations. Notwithstanding the Rescission Offer, or the provisions of the Consent Order, there can be no assurance that the Company will not be subject to additional penalties or fines relating to past securities issuances or that other holders of the Company's securities will not assert or prevail in claims against the Company for rescission or damages under state or federal securities laws. See "Risk Factors -- Lack of Sufficient Capital to Fund Rescission Offer; Potential Rescission Liability" and Note 8 of the Notes to the Consolidated Financial Statements.

ACCEPTANCE OR REJECTION

         Any Offeree may accept or reject the Rescission Offer, in whole but not in part, by completing the pertinent part of, and signing, the Election accompanying this Prospectus (a form of which is attached hereto as EXHIBIT A) and returning it to the Company (Attention: Benjamin Callari, President), 38 Second Avenue, Atlantic Highlands, NJ 07716 as soon as practicable, but in no event should it be delivered to the Company later than the Expiration Date. The Election should be completed to indicate whether the Offeree accepts or rejects the Rescission Offer. All acceptances of the Rescission Offer will be deemed to be effective on the Expiration Date and, unless the offer is accepted on or before such date, the right to accept the Rescission Offer shall terminate. Nevertheless, in the event the aggregate amount necessary to fund the Rescission Offer exceeds $1,643,463, the Company shall have the right (but not the obligation) to declare the Rescission Offer ineffective and return the certificates or other instruments representing the Recission Securities to the Offerees who have accepted the Rescission Offer. Acceptances or rejections may be revoked in a written notice received by the Company prior to the Expiration Date. Payment for Recission Securities as to which the Rescission Offer has been accepted is expected to be made by the Escrow Agent within five business days after the Expiration Date.

         Any Offeree who has not delivered a completed Election by the Expiration Date shall be conclusively deemed to have rejected the Rescission Offer, except to the extent applicable state laws provide otherwise. See "-- State Law Notices To Certain Offerees" and "EXHIBIT B" attached to this Prospectus.

         The Election may be delivered by hand or courier service, or by mail. The method of delivery of all documents is at the election and risk of the Offeree. If delivery is by mail, delivery will be deemed to have occurred on the date the Election is postmarked.

FUNDING THE RESCISSION OFFER

         The Company has entered into an Escrow Deposit Agreement with U.S. Bank National Association (U.S.Bank), located at 555 S.W. Oak Street, Plaza 6, Portland, OR 97204. Pursuant to the escrow agreement High-Tech deposited $1,643,463 into an escrow account created at US Bank. under the agreement. See "Escrow Account". The funds in the account plus the interest earned thereon, will be used to fund the Rescission Offer. In the event that funds in excess of that amount are needed to fund the Rescission Offer, the Company shall have the right, on or before the Expiration Date, to either (i) secure additional financing by the issuance of equity securities or the sale of assetsin amounts sufficient to satisfy the Company's rescission liabilities and complete the Rescission Offer, or (ii) declare the entire Rescission Offer ineffective and return all completed Elections, together with the certificates or other instruments representing the Recission Securities, to the Offerees who accepted the Rescission Offer. Subject to the foregoing, any unused proceeds of the Rescission Financing remaining after the funding of the Rescission Offer will be used by the Company for general corporate purposes. See "Risk Factors -- Lack of Sufficient Capital to Fund Rescission Offer; Potential Rescission Liability," "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

         In the event the Company is required to pay more than $1,643,463 plus the interest earned thereon to fund the Rescission Offer, but nevertheless elects to complete the Rescission Offer, there can be no assurance that sufficient financing can be obtained. See "Risk Factors - Need for Additional Capital and Capital Requirements and -- Lack of Sufficient Capital to Fund Rescission Offer; Potential Rescission Liability."

OTHER TERMS AND CONDITIONS

         The funds in the Escrow Account will be used to fund the Rescission Offer. The Company will cancel all of the Recission Securities as to which the Rescission Offer has been properly accepted.

         The Company has not retained, nor does it intend to retain, any person to make solicitations or recommendations to the Offerees in connection with the Rescission Offer. If a fully completed and executed Election is not delivered by the Expiration Date by each person actually receiving notice of the Rescission Offer through this Prospectus, the Rescission Offer will be deemed to have been rejected by such person, except to the extent applicable state laws provide otherwise.

         Neither the Company, nor its officers and directors, may make any recommendations to any holders of the Recission Securities with respect to the Rescission Offer contained herein. Each person is urged to read this Prospectus carefully and to make an independent evaluation with respect to the Rescission Offer.

         All questions as to the validity, form, eligibility (including time of delivery) and proper completion of the Election will be determined by the Company, which determination will be final and binding. The Company reserves the absolute right to reject any Election not properly completed or if the completed Election, in the opinion of counsel to the Company, would be unlawful. The Company reserves the right to waive any irregularity in the Election. The Company's interpretation of the terms and conditions of the Rescission Offer will be final and binding. The Company will not be under any duty to give notification of defects in connection with Elections or incur any liability for failure to give such information.

EFFECT OF RESCISSION OFFER

         The Company has been advised by its counsel that it is unclear whether the Rescission Offer will terminate the Company's liability, if any, for failure to register the issuances of the Recission Securities under the Securities Act or applicable state and foreign securities laws. The staff of the Commission takes the position that a person's right of rescission under federal securities law may, under certain circumstances, survive a rescission offer, while most state securities laws provide that a person may lose any rescission rights by rejecting or failing to respond to a valid rescission offer. Generally, the statute of limitations for noncompliance with the requirement to register securities under the Securities Act is one year, while under the various state securities laws, the statute of limitations ranges from one to seven years from the date of the transaction. The Company is also subject to the anti-fraud provisions of applicable securities law or rights under common law or equity in respect of the issuance of the Recission Securities. Recission Securities held by Offerees who choose not to accept the Rescission Offer will, for purposes of applicable federal and state securities laws, be registered securities as of the Expiration Date and, unless held by persons who may be deemed to be "affiliates" of the Company, will be freely tradeable in the public market, if such a market develops. Recission Securities held by affiliates of the Company will be subject to certain restrictions on resale contained in Rule 144 under the Securities Act. See "Shares Eligible for Future Sale" for a discussion of Rule 144.

         Specific provisions of the laws of certain states in which the Offerees now reside or resided at the time they were issued the Subject Securities are set forth in EXHIBIT B attached hereto.

TAX CONSIDERATIONS OF THE RESCISSION OFFER

         The following discussion is a general summary of certain United States Federal income tax consequences associated with the Rescission Offer. No attempt has been made to comment on all United States federal tax matters relevant to the Rescission Offer. The summary is based on existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Department regulations promulgated thereunder, published revenue rulings and revenue procedures of the Internal Revenue Service ("IRS"), applicable legislative history, and judicial decisions. All such authorities are subject to change at any time, either prospectively or retroactively, and any such change could adversely affect the federal income tax consequences associated with the Rescission Offer. No ruling has been requested from the IRS regarding any of the matters discussed in this summary.

         This summary represents the judgment of the Company and its advisors regarding the United States federal income tax consequences of the Rescission Offer. However, there is no assurance that the tax consequences discussed in this summary will be accepted by the IRS or the courts if the Rescission Offer becomes the subject of administrative or judicial proceedings. Realization of the tax consequences discussed in this summary with respect to the Rescission Offer is subject to the risk that the IRS may challenge the tax treatment and that a court could sustain such challenge. In such case, the federal income tax consequences of the Rescission Offer could be materially and adversely affected.

         This summary does not attempt to specifically address the United States federal income tax consequences of each Offeree who accepts the Rescission Offer. Additionally, this summary does not discuss all of the tax consequences, including state, local, and foreign tax consequences, that may be significant to particular Offerees, such as dealers in securities, foreign persons, Offerees who are not individuals, and Offerees who are subject to the alternative minimum tax.

         ACCORDINGLY, ALL OFFEREES WHO ACCEPT THE RESCISSION OFFER ARE STRONGLY URGED TO CONSULT, AND MUST RELY UPON, THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM WITH RESPECT TO AN ACCEPTANCE OF THE RESCISSION OFFER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, AND FOREIGN TAX LAWS.

         The transaction resulting from an acceptance of the Rescission Offer should be analyzed as a taxable redemption of the shares of Company stock involved in the transaction. In such case, the redemption will be treated as a sale or exchange of the shares only if the redemption satisfies the requirements of one or more of the provisions of Section 302(b) of the Code. This determination is made separately for each Offeree who accepts the Rescission Offer. Assuming that a redemption satisfies the requirements of one or more of the provisions of Section 302(b) of the Code, the Offeree recognizes gain or loss on the redemption in an amount equal to the difference between the Offeree's adjusted basis in the shares immediately prior to the redemption and the proceeds that the Offeree receives in connection with the redemption (including the portion of the proceeds measured by applying an interest factor to the Offeree's original purchase price for the shares). The character of any such gain or loss will depend on whether the shares constitute a capital asset in the hands of the Offeree.

         If a redemption does not satisfy the requirements of one or more of the provisions of Section 302(b) of the Code, it will be treated as a distribution by the Company that is subject to Section 301 of the Code. In such case, the proceeds will be treated first as a dividend (taxed as ordinary income) to the extent of the Company's current and accumulated earnings and profits, if any, at the time of the redemption (on a pro rata basis taking into account other
Section 301 distributions made by the Company during the year, including other redemptions resulting from the Rescission Offer that are treated as Section 301 distributions), next as a non- taxable return of the Offeree's adjusted basis in the shares immediately prior to the redemption, and finally as amounts received from the sale or exchange of the shares. The Company should not have either current or accumulated earnings and profits for these purposes.

         Under Section 302(b) of the Code, a redemption will be treated as a sale or exchange of the shares if it either: (i) results in a "complete redemption" of the Offeree's interest in the Company; (ii) is "substantially disproportionate" with respect to the Offeree; or (iii) is "not essentially equivalent to a dividend" with respect to the Offeree. These three tests, which are more fully described below, are collectively referred to as the "Redemption Tests" for purposes of this summary. The Redemption Tests are applied on an Offeree-by-Offeree basis. As a result, it is possible that some redemptions will satisfy the requirements of one or more of the Redemption Tests, while other redemptions do not satisfy the requirements of one or more of the Redemption Tests. Accordingly, it is possible that some persons will receive sale or exchange treatment under Section 302(b) with respect to their redemptions while other persons will be subject to Section 301 with respect to their redemptions.

         In determining whether the requirements of any of the Redemption Tests are satisfied, an Offeree must take into account not only shares of Company stock that are actually owned by the Offeree but also shares of Company stock that the Offeree is deemed to own within the meaning of the constructive ownership rules under Section 318 of the Code. Under Section 318, an Offeree may constructively own shares of Company stock actually owned (and, in some cases, constructively owned) by certain individuals or entities that are considered related to the Offeree for this purpose, as well as shares of Company stock that the Offeree has the right to acquire by exercise of an option, warrant or a conversion right. Additionally, contemporaneous or related transactions involving the stock, or rights to acquire the stock, of the Company may affect an Offeree's ability to satisfy one or more of the Redemption Tests.

         A redemption will constitute a "complete redemption" of all shares of Company stock owned by an Offeree for purposes of the first Redemption Test specified above if all shares of Company stock owned by such Offeree are sold pursuant to the Rescission Offer. For this purpose, an individual Offeree can disregard shares of Company stock that he or she constructively owns by attribution from family members if certain requirements specified in Section 302(c) of the Code are satisfied. A redemption will be considered "substantially disproportionate" with respect to an Offeree if the following requirements are satisfied: (i) the percentage of the voting stock of the Company owned by the Offeree immediately after the redemption (taking into account all transactions consummated pursuant to the Rescission Offer) equals less than 80 percent of the percentage of the voting stock of the Company owned by such Offeree immediately before the redemption; (ii) the percentage of the common stock of the Company (whether voting or nonvoting) owned by the Offeree immediately after the redemption (taking into account all transactions consummated pursuant to the Rescission Offer) equals less than 80 percent of the percentage of the common stock of the Company owned by such Offeree immediately before the redemption; and (iii) the Offeree owns, immediately after the redemption (taking into account all transactions consummated pursuant to the Rescission Offer), less than 50% of the total combined voting power of all classes of stock of the Company entitled to vote. A redemption will satisfy the "not essentially equivalent to a dividend" test with respect to an Offeree if, in light of the particular facts and circumstances surrounding the Offeree's ownership of Company stock, the redemption results in a "meaningful reduction" of the Offeree's interest in the Company (taking into account all transactions consummated pursuant to the Rescission Offer)

THE FOREGOING SUMMARY IS FOR GENERAL INFORMATION ONLY, AND IS NOT INTENDED TO CONSTITUTE, AND SHALL NOT BE CONSTRUED TO ANY EXTENT AS, LEGAL, TAX, OR FINANCIAL ADVICE. EACH OFFEREE IS STRONGLY URGED TO CONSULT THE OFFEREE'S OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO THE OFFEREE FROM THE RESCISSION OFFER IN LIGHT OF THE OFFEREE'S SPECIFIC CIRCUMSTANCES, INCLUDING THE TRANSACTION(S) IN WHICH THE OFFEREE ACQUIRED OWNERSHIP OF SHARES OF THE COMPANY'S STOCK.

TRANSACTIONS NOT SUBJECT TO RESCISSION

         Since its inception, the Company has raised capital through the issuance of its securities pursuant to certain transactions which are not subject to the Rescission Offer. The Company believes the issuance or sale of its securities in these transactions was in accordance with applicable federal and state securities laws as transactions not involving a public offering and exempt from registration pursuant to Sections 3(b) or 4(2) of the Securities Act, or pursuant to Regulation S adopted by the Securities and Exchange Commission under such Act. The following summary of the transactions not subject to the Rescission Offer is qualified in its entirety by reference to the descriptions contained in Part II of the Registration Statement of which this Prospectus is a part under the caption, "Transactions Not Subject to Rescission Offer."

         1. In October 1999 the Company issued an aggregate of 13,000,000 shares of Common Stock to its founding shareholders. See "Management -- Certain Transactions." At the time of the offering, the Company believed such founding shareholders were sophisticated investors and received adequate information concerning an investment in the Company. As a result, the Company believes the transaction was exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.


         2. From March 15, 2000 to May 31, 2000, the Company sold 592,690 shares of its common stock to non U.S., persons under the exemption from registration provided by Regulation S adopted by the Securities and Exchange Commission, for an aggregate price of $567,115.

STATE LAW NOTICES TO CERTAIN OFFEREES


                           NOTICE TO ALASKA RESIDENTS

                  THIS OFFERING INVOLVES A HIGH DEGREE OF RISK

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES ADMINISTRATOR OF THE STATE OF ALASKA NOR HAS THE ACCURACY NOR ADEQUACY OF THIS PROSPECTUS BEEN PASSED UPON. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Under Section 45.55.930 of the Alaska Securities Act, an Offeree's right to sue under Section 45.55.930 may be lost unless (i) the Offeree accepts the Rescission Offer within 30 days after receipt thereof or (ii) the Offeree no longer owns the securities and failed to reject to offer within 30 days.

         The complete text of the foregoing sections of the Alaska Securities Law is set forth in EXHIBIT B attached hereto.


                           NOTICE TO ARIZONA RESIDENTS

THESE ARE SPECULATIVE SECURITIES.

THESE SECURITIES ARE REGISTERED UNDER THE SECURITIES ACT OF ARIZONA, BUT THE FACT OF THE REGISTRATION IS NOT TO BE DEEMED A FINDING BY THE ARIZONA CORPORATION COMMISSION OR THE DIRECTOR OF THE SECURITIES DIVISION THAT THIS PROSPECTUS IS TRUE OR ACCURATE, NOR DOES THE REGISTRATION MEAN THAT THE COMMISSION OR THE DIRECTOR HAS PASSED ON THE MERITS OF OR OTHERWISE APPROVED THE SECURITIES DESCRIBED IN THIS PROSPECTUS.

                          NOTICE TO ARKANSAS RESIDENTS

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES ADMINISTRATOR OF THE STATE OF ARKANSAS NOR HAS THE ACCURACY NOR ADEQUACY OF THIS PROSPECTUS BEEN PASSED UPON. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Under Section 23.42.106 of the Arkansas Securities Act, an Offeree's right to sue under Section 23.42.106 may be lost unless (i) the Offeree accepts the Rescission Offer within 30 days after receipt thereof or (ii) the Offeree no longer owns the securities and failed to reject to offer within 30 days.

         The complete text of the foregoing sections of the Arkansas Securities Law is set forth in EXHIBIT B attached hereto.

                         NOTICE TO CALIFORNIA RESIDENTS

         THIS OFFER OF REPURCHASE HAS BEEN APPROVED BY THE CALIFORNIA COMMISSIONER OF CORPORATIONS IN ACCORDANCE WITH SECTION 25507(B) OF THE CORPORATE SECURITIES LAW OF 1968 ONLY AS TO ITS FORM. SUCH APPROVAL DOES NOT IMPLY A FINDING BY THE COMMISSIONER THAT ANY STATEMENTS MADE HEREIN OR IN ANY ACCOMPANYING DOCUMENTS ARE TRUE OR COMPLETE NOR DOES IT IMPLY A FINDING THAT THE AMOUNT OFFERED BY THE SELLER IS EQUAL TO THE AMOUNT RECOVERABLE BY THE BUYER OF THE SECURITY IN ACCORDANCE WITH SECTION 25503 IN A SUIT AGAINST THE SELLER, AND THE COMMISSIONER DOES NOT ENDORSE THE OFFER AND MAKES NO RECOMMENDATION AS TO ITS ACCEPTANCE OR REJECTION.

         The Company may have incurred liability under Section 25503 by failing to qualify the Subject Securities under Section 25110. If the Company violated
Section 25110, it is liable to the purchasers of such securities for an amount equal to the consideration paid with interest thereon at the legal rate, less the amount of any income received therefrom, upon tender of such security. The Company's liability, if any, may be terminated by this Rescission Offer under
Section 25507(b).

         An Offeree's right of action, if any, under Sections 25500, 25501 and 25502 and under common law, is not necessarily foreclosed by acceptance or rejection of the Rescission Offer.

            Under Section 25534, if the Commissioner determines that the Subject Securities were offered or sold in violation of Section 25110, the Commissioner may, by written order to the Company and the holders of such securities, require certificates evidencing such securities to have stamped or printed prominently on their face a legend, in the form prescribed by rule of the Commissioner, restricting the transfer of such securities.

         The complete text of the foregoing sections of the Corporate Securities Law of 1968 is set forth in EXHIBIT B attached hereto.

                           NOTICE TO OREGON RESIDENTS

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES ADMINISTRATOR OF THE STATE OF OREGON NOR HAS THE ACCURACY NOR ADEQUACY OF THIS PROSPECTUS BEEN PASSED UPON. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         Under Section 59.125 of the Oregon Securities Law, an Offeree's right to sue under Section 59.115 may be lost unless (i) the Offeree accepts the Rescission Offer within 30 days after receipt thereof and has not been paid the full amount offered or (ii) the Offeree no longer owns the Subject Securities and gives the Company written notice of the inability to tender such securities to the Company.

         The complete text of the foregoing sections of the Oregon Securities Law is set forth in EXHIBIT B attached hereto.

                         NOTICE TO WASHINGTON RESIDENTS

         Under Section 21.20.430 of the Washington Securities Law, an Offeree's right to sue under Section 21.20.430 may be lost if the Offeree receives a Rescission Offer.

         The complete text of the foregoing sections of the Washington Securities Law is set forth in EXHIBIT B attached hereto.

                                 USE OF PROCEEDS

         The rescission offer will not result in any proceeds to us, except to the extent that Offerees reject the recission offer and elect to continue to own their shares of Common Stock. In that case, the escrowed funds will be released to us, and there will be proceeds to High -Tech of up to a maximum amount of $1,643,463 plus interest earned thereon. We estimate that during fiscal year 2001, approximately $1 million of the proceeds will be used for development of our technological infrastructure in order to support growth. The balance of the proceeds will be used for general corporate purposes, including working capital, and to fund a portion of our marketing and brand development expenditures and technological infrastructure. We may apply an undetermined portion of the proceeds towards strategic investments or the acquisitions of complementary businesses. Pending such uses, the net proceeds will be invested in short-term, investment grade, interest bearing securities.

                              PLAN OF DISTRIBUTION

         This recission offer is being made directly by High-Tech on a best efforts basis. We do not intend to engage any underwriter or dealers to assist with the recission offer We will not pay any selling or other commissions in connection with the recission offer


                                 DIVIDEND POLICY

         The Company has not declared or paid cash dividends on its Common Stock to date. The current policy of the Board of Directors is to retain earnings, if any, to provide funds for operating and expansion of the Company's business. Such policy is expected to continue for the foreseeable future, but will be reviewed by the Board of Directors of the Company from time to time in light of, among other things, the Company's earnings and financial position.


                                 CAPITALIZATION

         The following table sets forth the unaudited capitalization of the Company as of June 30, 2000, and as adjusted to reflect total rejection of the rescission offer:


Common Stock $.0001 par value, 50,000,000
  shares authorized, 16,401,362 issued and
  outstanding                                                     $       1,639
Additional paid in capital                                            1,891,889
Accumulated deficit                                                    (249,912)
                                                                  --------------
         Total stockholder's equity                               $   1,646,616


         The following table sets forth the unaudited capitalization of the Company as of June 30, 2000, and as adjusted to reflect total acceptance of the rescission offer:

Common Stock $.0001 par value, 25,000,000
  shares authorized ,13,591,960 issued and
  outstanding                                                     $       1,359
Additional paid in capital                                              301,607
Accumulated deficit                                                    (249,912)
                                                                  --------------
         Total stockholder's equity                               $      53,054


(2) See Note 6 in the Notes to the Financial Statements for a discussion regarding the Rescission Offer.

                                    DILUTION

         As of June 30, 2000, our net tangible book value was $53,054, or approximately $.004 per share of common stock. Net tangible book value per share represents total tangible assets less total liabilities divided by 13,591,960 shares of common stock, which assumes that the recission offer will be accepted by all offerees. Based on an average price of $0.57 The recission offer If the recission offer is rejected by all offerees, the number of outstanding shares would be 16,401,362 (purchased at prices between $0.50 and $0.70 per share) and our net tangible book value per share as of June 30, 2000 would have been $1,643,616, and the net tangible value per share would be $0.10. Thus, if the recission offer is rejected there will be an immediate increase in net tangible book value of approximately $0.10 per share to our remaining shareholders and an immediate dilution of an average of 0.57 per share to the offerees who reject the recission offer. The following table illustrates this per share dilution:

         Net tangible book value per share if recission is rejected $ .34 (Based on average price of $0.57 per share).

         Average dilution per share to rejecting offerees                $ 0.57*

         * Actual dilution varies from approximately $0.70 to $0.50 Depending upon actual purchase price of shares.


                         SELECTED FINANCIAL INFORMATION

         The following table presents summary historical data of the Company from the audited financial statements of the Company for the year ended June 30, 2000 The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Company's Consolidated Financial Statements and the Notes thereto appearing elsewhere in this Prospectus.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The following is a discussion of the financial condition and results of operations of the Company for the 9 month period ended year ended June 30, 2000. It should be read in conjunction with "Selected Financial Information" and the financial statements and the notes thereto included elsewhere in this Prospectus. The following information contains forward- looking statements. For a discussion of certain limitations inherent in such statements, see "Risk Factors -- Forward-Looking Statements."

Overview

         The Company has not engaged in any activity except for the raising of capital and the committed significant resources in developing and enhancing its travel software and technologies. From the Company's inception in October 1999, the Company obtained approximately $2 million of start-up capital to develop its business and programs develop new products and services, begin its marketing and sales efforts, invest in capital expenditures and satisfy its working capital requirements. Approximately $1.6 million of such funds resulted from the sale of the Recission Securities. The sale of the Recission Securities created potential securities law liabilities which resulted in the Company's need to make the Rescission Offer. When the Company realized that a potential securities law problem existed, it ceased expending funds raised from the sale of the Recission Securities, and it still had approximately $1.3 million of such funds available and unexpended. Additional capital of $567,115 was raised through a series of offerings to non-US persons, in transactions which the Company believes were exempt transactions under the provisions of Regulation S adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended. A total of $1,643,463 of such funds was deposited into an escrow account to fund the Company's potential cost of the purchase of the Recission Securities. See "Recission Offer"; "Escrow Agreement"

Recission offer

         The discovery of the possible securities law problem and the resulting need to conduct the Recission Offer occurred while the Company was beginning to undergo rapid development and internal expansion. That combination of events caused the Company to experience weak and deteriorating financial performance, and to halt development of its proposed software, planning and business operations. The Company continues to be a development stage company and derives no operating revenues or profits, and none are expected for the foreseeable future.

Funding Activities

         We have funded our activities to date primarily from equity financing in the amount of $567,115, not including approximately $1.6 million which has been placed in escrow pursuant to a consent order from the state of Oregon. We will continue to require substantial funding to continue development of activities and to commence marketing efforts. Our capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by development stage companies; the progress and costs associated with our development of our computer software, future research, marketing or other funding arrangements; the availability of qualified personnel; the success of our sales and marketing programs, and changes in economic, regulatory or competitive conditions of our planned business.

Increasing Expenses

         As we grow, our operating expenses will increase as a result of increased sales and marketing efforts, and the increased general and administrative staff needed to support growth.

Expected Deficit

         As of June 30, 2000, we had remaining capital of $53,054. However, we anticipate that we will incur net losses in the near term, and that we will accumulate a substantial deficit before we can expect to earn any profits. The extent of these losses will be contingent, in part, on the amount and rates of growth from our retail travel agent memberships and our on line consumer and business clients. We expect our operating expenses to increase especially in the areas of marketing and brand promotion. To the extent that net revenue does not grow at anticipated rates or that increases in our operating expenses precede or are not subsequently followed by commensurate increases in revenue, or that we are unable to adjust operating expense levels accordingly, our business, results of operations and financial condition will be materially and adversely affected.

Revenues and profits

         Revenues and profits are expected to be derived from commissions, license fees and other charges to travel agents, licensees, airlines, hotels and travel destinations, auto rental agencies, tour packagers, consolidators, consumers and others.

Certain Accounting Policies

         Revenues from services will be recognized as services are performed. Expenditures for travel systems and software, web site maintenance and repairs, which includes research and development, will be charged to expense as incurred. For the years 2000 and 2001, research and development expenditures are expected to be $1.1 million and $5.2 million, respectively.

         Deferred taxes result from temporary differences between the financial statement and income tax bases of assets and liabilities. The Company adjusts the deferred tax asset valuation allowance based on judgments as to future realization of the deferred tax benefits supported by demonstrated trends in the Company's operating results.

Accounting Pronouncements

         Effective for all fiscal years beginning after December 31, 1998, SOP 98-5, "Reporting on the Costs of Start-up Activities," requires all start-up and organizational costs to be expensed as incurred. It also requires all remaining historically capitalized amounts of these costs existing at the date of adoption to be expensed and reported as the cumulative effect of a change in accounting principles. The Company adopted SOP 98-5 in the last quarter of 1999 and it did not have a material effect on its financial statements.

Liquidity and Capital Resources

         As of June 30, 2000 our principal commitments consisted of general and administrative expenses. We have entered into a computer software development contract with an initial payment of $100,000 and web site maintenance fees of $40,000 per month. We anticipate a substantial increase in our capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel. Proceeds from this public offering will be used to fund operations.

         From its inception, the Company has financed its operations and expansion primarily through funds raised from investors through several private offerings (approximately $2 million). At June 30, 2000, the Company had a cash position of $39,888 and a working capital position of $39,888. In addition, the company has deposited $1,643,463 in and escrow account with a bank in order to fund potential Recission liabilities.

         Net cash used in investment activities was $7,435 for the year ended December 31, 1999. These amounts were due primarily to capital expenditures for operating equipment, including computer equipment and software, and furniture and fixtures.

         Net cash provided by financing activities was $567,056

         We have not generated any cash flows from operations and they are expected to continue to be insufficient for our cash needs. As of June 30, 2000, the Company's sources of external and internal financing were limited. The Company does not expect that internal sources of liquidity will improve until additional operating revenues are generated and, until such time, the Company will continue to rely on external sources for liquidity. Until the Company can obtain monthly gross revenues of approximately $1,200,000, which the Company believes would be sufficient to fund working capital needs, there is uncertainty as to the ability of the Company to expand its business and continue as a going concern. There is no assurance that the current working capital will be sufficient to cover cash requirements during that period or to bring the Company to a positive cash flow position. In addition, lower than expected earnings resulting from adverse economic conditions or otherwise, could restrict the Company's ability to expand its business as planned, and, if severe enough, may shorten the period in which the current working capital may be expected to satisfy the Company's requirements, force curtailed operations, or cause the Company to sell assets.

         The Company currently does not have sufficient capital to meet its cash flow requirements over the next 12 months. As a result, the Company expects to satisfy cash flow shortages with (i) the sale of additional shares of Common Stock in private offerings, and (ii) the remaining proceeds of the Rescission Offer if the aggregate amount required to fund the Rescission Offer is less than $1,643,463.

Results of Operations

         Since inception, the Company has had no revenues or income

         From inception, operations have been in the early stages of development. We had no revenues for the period ended June 30, 2000. We incurred expenses of $276,232, consisting of compensation expense and other general and administrative expenses since inception. We had a net loss of $ for the period ended June 30, 2000. Losses at the rate of $ are expected to continue through at least 2001.

         As of June 30, 2000, we had a U.S. net operating loss carry forwards for federal income tax purposes of approximately $248,000. There can be no assurance that we will realize the benefit of the net operating loss carryforwards. The federal net operating loss carryforwards will expire in the fiscal year 2007.

         We expect operating results to fluctuate in the future as a result of a variety of factors, many of which are out of our control. These factors include demand for our services we provide on our website, acceptance of electronic commerce and, in particular, booking travel arrangements on the Internet, the amount and timing of capital expenditures and other costs associated with the expansion of our operations, the timing and number of new hires, changes in our pricing model or those of our competitors, engineering or development fees that may be paid for adding a new web site, incurrence of costs relating to general economic conditions, and economic conditions specific to the Internet or all or a portion of the technology market. As a strategic response to changes in the competitive marketplace, we may from time to time make certain pricing, service or marketing decisions or business combinations that could have a material adverse effect on our business, results of operations and financial condition. In order to accelerate the promotion of our website and software, we intend to significantly increase our marketing budget, which could materially and adversely affect our business, results of operations and financial condition. Although we do not expect seasonality to affect our business in the near future travel bookings typically increase during the calendar year's first and second quarter in anticipation of summer travel and typically decline during the calendar year's fourth quarter.

Year 2000 Compliance

         We have conducted a review of the computer systems we are developing, to identify any systems that could be affected by the "Year 2000" issue. The Year 2000 issue is the result of computer programs being written using two digits (rather than four) to define the applicable year and equipment with time-sensitive embedded components. Any of the Company's programs that have time-sensitive software or equipment that has time-sensitive embedded components may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a major system failure or miscalculations. We do not expect to encounter any Year 2000 problems that would have a material effect on our operations or financial condition.

         We have instituted a Year 2000 compliance plan to ensure all of our software, hardware, information systems, products and services will be Year 2000 compatible.

                                    BUSINESS

THE COMPANY

         We are currently in the development stage. We were incorporated on October 1, 1999, and our offices are located at 38 Second Avenue, Atlantic Highlands, New Jersey, 07716. We are in the process of acquiring and developing a high-speed database capable of accessing computer software products for the travel industry. We intend to license and market our computer software and related travel information products to travel agents, consolidators, tour operators, hotels, and other travel industry participants, as well as to consumers.

         We plan to develop and implement software and an Internet strategy that will enable us to produce for our licensees and clients a computer software database program that will combine a variety of functions including accessing one or more of the four Central Reservations Systems (CRSs), Sabre, Worldspan, Apollo, and Amadeus, currently in use throughout the travel industry. We believe that our services and products will be unique, and will appeal to the travel/lodging supplier, the advertiser, travel agent and consumer. We intend to specialize in the marketing and advertising of all travel and travel-related products in worldwide markets.

         Although there are many travel agencies, cruise lines, hotels and tour operators, there does not exist today in the industry a single computer system that combines all aspects of the retail travel industry. We intend to fill this void by providing proprietary software packages, and proprietary Internet marketing techniques and solutions. We believe that our proprietary software will make available to all clients and consumers substantially more content than any existing Internet web-based travel business.

         We intend to be able to provide to a retail travel agency a high-tech web-based Internet e- commerce operating software package that will suit each particular agency and its customers. We are currently considering charging the travel agents a fee of $100 per year for membership into our system while use of our web site will be free for both consumer and business clients. The retail travel agent, wholesaler, or tour operator would receive consumer leads from our web site, enabling the retail travel agent to enjoy a larger share of commissions and leads than they do in today's existing market structure. We expect to be able to contract with as much as 15 percent of U.S. retail travel agents the first twelve months of operations.

         Most airlines have dramatically reduced commissions over the last twelve months. Today, travel agents, wholesalers and tour operators wrestle with those reduced commissions and the competitive threat of the Internet. Instead of fretting that the web will replace them, many travel agencies are turning to the Internet as a way to enhance their service. As more and more travelers use their personal computers to point and click their way to travel plans, the agencies are easing their way onto the Internet Superhighway to compete. In 1998, 61 percent of the American Society of Travel Agents' member agencies had access to the Internet. In a recently completed survey by the trade group, that number rose to 76 percent. About 49 percent have developed their own web sites, as compared with 37 percent in their last survey.

         This trend will serve to create business for us because the software packages that we intend to be able to offer the travel agency easier access to the airline reservations systems that they now have to pay for, and to many thousands of other travel-related entities. We expect to provide consumer leads to our retail travel agent clients and advertise for them throughout a worldwide system, for both business and leisure travel. Instead of having their own web sites, agencies could have the advantage of expected thousands of hits on our web site, which would be given to the agencies based a fair distribution system.

         Our proposed business represents a response to the rapid growth and popularity of e-mail and the Internet as a business medium, and to the increasing ease of its use. Our software package, when completed, is expected to appeal to all travel-related service providers, at a lower cost, with a far wider reach than any single agency web site. Through constant software upgrades and the addition of long-term contractual relationships with major travel suppliers, we intend to be able to withstand the threat of competition.

         We expect our future revenues to be generated from processing travel related transactions, such as booking and ticketing reservations. These revenues will be from retail travel agents booking reservations for their clients through our proprietary computer software and from consumers and business customers utilizing that same proprietary computer software on our web site. Our increase in revenue will be primarily from the addition of travel agent memberships to access our computer software program and additional consumer and business clients utilizing our web site. We are currently considering charging the travel agents a fee of $100 per year for membership into our system while use of our web site will be free for both consumer and business clients. Commission revenues from travel reservations will be recognized when received. Membership fees will be recognized when invoiced.

         In order to increase membership access to our travel reservation system, we intend to seek additional strategic relationships with vacation and cruise package providers, air consolidators, lodging providers, hotel consolidators, and rental car providers. No assurances can be given as to our ability to integrate any business, product, technologies or personnel that may be acquired in the future, and the failure to do so may have an adverse material effect on our business, results of operations, and financial condition. In addition, there can be no assurance that we will be successful in identifying potential strategic partner candidates.

         We have funded our activities to date primarily from equity financing in the amount of $567,056, not including approximately $1.6 million which has been placed in escrow pursuant to a consent order from the state of Oregon. We will continue to require substantial funding to continue development of activities and to commence marketing efforts. Our capital requirements will depend on many factors, including the problems, delays, expenses and complications frequently encountered by development stage companies; the progress and costs associated with our development of our computer software, future research, marketing or other funding arrangements; the availability of qualified personnel; the success of our sales and marketing programs, and changes in economic, regulatory or competitive conditions of our planned business.

         As we grow, our operating expenses will increase as a result of increased sales and marketing efforts, and the increased general and administrative staff needed to support growth.

         As of June 30, 2000, we had an accumulated deficit of $249,912. Moreover we anticipate that we will incur net losses in the near term. The extent of these losses will be contingent, in part, on the amount and rates of growth from our retail travel agent memberships and our on line consumer and business clients. We expect our operating expenses to increase especially in the areas of marketing and brand promotion. To the extent that net revenue does not grow at anticipated rates or that increases in our operating expenses precede or are not subsequently followed by commensurate increases in revenue, or that we are unable to adjust operating expense levels accordingly, our business, results of operations and financial condition will be materially and adversely affected.

INDUSTRY BACKGROUND

Growth of the Internet

         The Internet has emerged as a global medium, enabling millions of people worldwide to share information, communicate and conduct business electronically. International Data Corporation (IDC) estimates the number of Internet users worldwide exceeded 100 million in 1998 and will grow to approximately 600 million by the end of 2003. IDC additionally estimates annual worldwide commerce over the Internet will reach approximately $1.6 trillion by 2003. The Internet's broadly distributed and easily accessible environment creates the ideal foundation for new online marketplaces, which provide increased search efficiency, comprehensive information and competitive pricing. In an online environment, consumers have access to information and software tools that enable them to evaluate and compare product and service offerings, community forums within which to discuss relevant experiences and preferences and tools to complete e-commerce transactions. In addition, suppliers can extend their online marketing reach to a larger base of potential customers and can efficiently target those customers who are most likely to buy their products and services. The Internet brings efficiencies to markets characterized by the presence of large numbers of geographically dispersed buyers and sellers and purchase decisions involving large amounts of information from multiple sources. We believe the travel industry, which demonstrates these characteristics, is especially well suited to benefit from increased Internet and e-commerce adoption.

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

The Travel Industry

         The travel industry is very large in terms of both dollars spent and number of participants. According to the United States Department of Transportation, air travelers could reach the 1 billion mark by 2010. The World Travel and Tourism Council estimates that spending on travel and tourism worldwide will reach $3.5 trillion in 1999, growing to $7.1 trillion in 2010. According to the World Travel and Tourism Council, approximately 60% of the revenues in this market are attributable to personal travel and tourism. Travel related expenses by United States residents and international travelers within the United States are estimated to reach $541 billion in 1999, according to the Travel Industry Association of America. Overall, travel and tourism business are expected to continue to climb with total tourist spending this year growing by about 5 percent, and a little higher for the year 2001. The number of visitors continues to increase. Foreign visitors now spend about $100 billion in the U.S.
- nearly a fifth of U.S. tourism revenues. On average, overseas visitors spend 10 times more when traveling in the U.S. than vacationing Americans do.

         Last year, vacationers spent about $3.1 billion through millions of travel-related Web sites for everything from tiny bed-and-breakfast inns to international airlines and hotel chains. By comparison, spending through travel agents in 1997 was about $120 billion -- a number which might have been much higher if not for airline commission cuts. Most airlines capped commissions at $50 for domestic flights in 1995 and cut agent commission from 10 percent to 8 percent in 1997. Similar restrictions were put on international flights last year, capping at $100.

         From July 1998 to July of this year, the number of travel agencies fell from 33,074 to 32,307, or 2.3 percent. Industry analysts and agents agree that specialization and modernization, combined with personal service and attention to clients, are the only way for travel agents to survive. Thus, we believe that agencies will be looking for Internet access to the sites that offer them the most assistance.

         Additionally, some people book on the Internet for individual travel, but still use agents for more complicated group trips and package vacations. Many travelers look for travel information on line, but are reluctant to book their own reservations. Customers say there is too much information available, making it difficult to be certain they're getting the best deal. This is why travel agents are still widely used by the consumer. We estimate that one out of 25 travelers books directly over the Internet, while the other 24 prefer to book through a travel agent.

         Retail travel agents, wholesalers and major tour operators will be the main target of the Company's marketing program - a target some 32,000 agencies in the U.S. alone, with another 30,000 plus worldwide.

Our Solution

         We believe that, when completed, our software and an our Internet strategy will enable us to produce, for our licensees and clients, a technological program that combines a variety of functions incorporating the four largest CRS' currently in use throughout the travel industry i.e. Sabre, Worldspan, Apollo and Amadeus. Our planned twenty-four hours a day/seven days a week manned travel reservation and booking solutions system is expected to enable travelers and travel agents to reduce current inefficiencies in the travel procurement and supply processes. It is believed that our services and products will be unique, and will appeal to the travel/lodging supplier, the advertiser, travel agent and consumer. We intend to specialize in the marketing and advertising of all travel and travel-related products in worldwide markets.

STRATEGY

         We plan to implement new proprietary software and an Internet strategy which is expected to enable us to produce for our clients a computer software program that will combine a variety of functions including the four CRSs currently in use throughout the travel industry.

         Our web site, EXTUS.com has been developing into an infrastructure for our computer software program, and thus establishing the architecture for the promotion, distribution, sales and operations of leisure travel products. EXTUS.com's software is based on the Internet as the business medium. Powered by a computer database and Graphical User Interface technology (GUI), Microsoft's SQL 7 and VisualStudio, EXTUS.com will be a browser driven travel reservation system. This is expected to be a comprehensive reservation system. We expect the computer system to be able to generate on the fly tour packages enabling effective Internet travel sales.

TECHNOLOGY

         Using state of the art technology from Microsoft, we have created a custom solution that is based on speed, reliability and scalability. Our systems use Intel workstations running the Microsoft Windows NT operating system. It is 100% browser driven; that is, all system applications are available via the latest Microsoft or Netscape browsers. It incorporates an innovative spreadsheet-like data entry scheme and a data-driven rate validation system to handle complex hotel and airline contracts quickly and efficiently and provide on-the-fly tour packaging and pricing at the point of sale.

         We have placed an emphasis on scalability of our system in order to support a rapidly expanding user base. This is accomplished by having a modular software architecture that is easily expanded by just adding additional hardware. Our data center is supplied access to the Internet by multiple Internet Service Providers giving us an added level of connectivity redundancy. Additionally, the application databases are stored on high-reliability devices that will continue even if there are hardware failures.

         A high degree of automation is employed to assure quality of service, speed in application creation, as well as cost-efficient functioning of all our systems. We will continue to monitor and upgrade system components with the goal of providing a positive experience to our customers.

COMPETITION

         There is expected to be severe competition in the travel industry, both on and off the Internet. Many Companies have vaulted into this new and not-yet established area of the travel business, spending a lot of time and money on their Web sites, and in doing so, they are demonstrating that booking travel via Internet e-commerce can be a viable business. Consolidation in the travel industry is occurring at a rapid pace, on a national level. Mergers and acquisitions are taking place in the travel industry because many of the participants have the same objectives. However, these merged competitors currently can only offer the traveler a larger travel agency, instead of an agency that can offer more to the traveler and make a higher profit from doing so. The Company's proprietary Internet software package, when completed, will offer any consumer the opportunity of free access to any travel consultant worldwide, who, in turn, will be able to connect immediately to our "preferred travel suppliers" with online booking capabilities, providing profitability, speed and ease of making reservations for both travel agent and consumer.

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

         Many travel agents are members of one of the four major CRS systems, Sabre, Worldspan, Apollo or Amadeus, and have been so fr many years. In order for us to be successful, we will need to be able to demonstrate to these and other agencies that they will receive better customer service and more content from us that they will using other systems, and that our system is easier and more convenient to use. We intend to be connected to and provide our agents with prompt access to all four CRS systems with access to and capability of booking many travel choices with greater variety of choices and in a much shorter period of time than is now possible.

         We intend to offer a similar system to travel consumers using our Internet "Extus.Com" travel web site. Some of the major competitors within the Internet travel industry are the following:

         o         Travelocity.com

         Internet information is primarily accessed from the Sabre CRS (central reservation system). All flights and vacation packages are universally available at the same prices to all agency members who use Sabre information.

         o         Expedia.com

Allows Internet based consumers and travel suppliers to research, buy and sell travel related services.

         o         Priceline.com

         Allows flyers to designate a price they are willing to pay for a flight. Priceline.com then searches the various airline carriers, who sell cheap seats that otherwise might have been left empty, or unlikely to sell at regular prices.

         o         ByeByeNOW.com

         On every page of the ByeByeNOW.com site, there is a button labeled "Talk to a Travel Expert, click here." When users click on the button, a drop-down box lets them choose between a live telephone conversation or an electronic chat. Using the would be customer's ZIP code, the system routes the call to the nearest 318 travel agencies owned by ByeByeNOW.com. Callers with a particular interest, such as golf or honeymoon, may be routed to an agent slightly farther away who specializes in that area. If the call comes in after business hours, it is routed to the call center, which is staffed 24 hours a day.

         All of these web sites have major financial backers, and very large customer bases. We expect that our web site will access the same data base, and, will provide access to all four CRS systems and many other vacation packages and other resources, thus providing a much larger choice to travel agents and consumers. Since we plan that our web site will be free of banner ads and time consuming membership forms and applications, thus allowing prompt access, ready availability of travel offerings and information and quick reservations.

MARKETING

         The Company believes that simplicity and the old fashioned philosophy will rule. The Company plans to assign geographical areas with managers and marketing teams. These managers will be responsible for selling and licensing travel agencies and assisting these agents on an ongoing basis. We will also develop and make available within our Web site, an area where an Agency may register and pay the annual fee by credit card in order to receive a customized software package. A hands-on philosophy with direct contact between the Company managers and the travel agents will be mandatory.

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

GOALS

         The Company has set it sights on becoming one of the most powerful portal and Internet e-commerce sites in the world-wide travel industry, with initial focus on the U.S. Europe, Asia and Central and South American markets will be targeted after achieving a major share of the U.S. market.

         The Company expects to reach $ 15,000,000 in gross profit after one full year of operations. To achieve that goal, the Company intends to "sign up" approximately 5,000 of the 32,000 U.S. Travel Agencies in the first year, along with a similar proportion of selected tour operators. Upon reaching these goals, the Company will consider taking the Company public.

         The Company's goals and projections are, of course, based on assumptions made by management. These assumptions include. but are not limited to, managements estimate of the time and cost required to complete its software development, the success of its development efforts, the number of customers it will attract and the expected income therefrom, the corresponding efforts of competitors and the expenses of operation. By their very nature, assumptions and projections are uncertain of attainment. Although the Company believes that its assumptions and the resulting projections are reasonable and attainable, there can be no assurance of their accuracy, or that the actual results will equal or better those assumptions.

                                    RECISSION

         The Company has recently completed an offering of its common stock to United States persons in which it raised approximately $1,590,562 from investors. The offering was intended to be a private offering in compliance with all applicable requirements of law. However, as a result of questions raised from counsel, investors and regulators about the Company's compliance with the Securities Act of 1933, as amended, and with various other Federal and state securities laws, the Company has offered to each of the investors in that offering the right to rescind their purchases, and has entered into a consent order and agreement with the Bureau of Securities of the State of Oregon to such effect. Although none of the investors have accepted that offer, and the Company does not know whether any of them will, or if so how many will do so, recission will, of course, reduce the amount of capital available to the Company, and the recission process as well as any related legal proceedings may cause added and substantial expense as well as distraction of management's time and attention from the business of the Company.

Consent Order

         On September 13, 2000, we entered into a Consent Order with the Securities Section of the Oregon Department of Consumer and Business Services, Division of Finance and Corporate Securities (DFCS). Under the Consent Order, the Director of the DFCS found that High-Tech, as well Dennis Weathers and High-Tech's officers and directors Benjamin Callari, and Donald Myatt (the "Respondents") had sold unregistered securities, made sales of securities without a license, and omitted to state material information necessary to make statements not misleading, all in violation of Oregon law. Under the Consent Order,

         o The respondents are prohibited from transacting securities business in violation of Oregon Revised Statutes 59.055 (unregistered sale of securities), Oregon Revised
                  Statutes 59.165 (sale of securities without a license), and Oregon Revised Statutes 59.135 (omitting to state material information necessary to make statements not misleading) or otherwise violating any provisions of the Oregon Securities Laws.

         o The respondents may not use the registration exemptions provided by Oregon Revised Statutes 59.025 or 59.035 unless they notify the Director of their intention at least 15 days in advance and provide an opinion of Oregon counsel that the exemption is available under the circumstances. They may then offer and sell the securities under the exemption unless the Director denies them the use of the exemption within that 15 day period.

         o The Consent Order expressly provides that it does not serve to trigger the disqualifications provisions of OAR 441-054-0130.

         o The Respondents will complete a full refund or make a recission offer to all remaining investors in High-Tech who have purchased unregistered securities from High-Tech in the United States, except for shares purchased by Benjamin Callari, Donald Myatt and Dennis Weathers (with respect to 85,200 shares he purchased after he became a director of High-Tech.

         o        High-Tech will apply for registration of the recission offer

         o High-Tech is required to deposit funds into an escrow account in an amount sufficient to complete refunds to all investors, or to repay in full investors who accept the recission offer, plus provide $25,000 to compensate any unknown investors. That account has been established at U.S. Bank National Association (See -"Escrow Agreement").

         o There will be a 35 day period after the date this recission offer is mailed to investors for acceptance or rejection of the recission offer. At the end of that period, High-Tech will prepare disbursement instructions which must be reviewed and approved by the DFCS before disbursement.

         o The Consent order established a time table for registration of the recission offer, provides that it will be mailed to investors as soon as practicable after it becomes effective, and provides that if any state does not declare it effective , High-Tech will refund all investments made by investors residing in that state.

         o Within 30 days after completion of the recission offer or refund, High-Tech will file a report identifying the investors repaid, the amount of the repayment and the date of the repayment.

         o High-Tech is required to pay a civil penalty of $20,000 and make a $5,000 contribution to the Oregon Investor Information Program. The penalty and contribution are payable $2,500 on signing of the Consent Order, $2,500 30 days later, and $5,000 each 30 days thereafter until the full $25,000 is paid.

Escrow Agreement

         On May 17, 2000, High-Tech and U.S. Bank National Association (U.S.
Bank), located at 555 S.W. Oak Street, Plaza 6, Portland, OR 97204 entered into an escrow agreement captioned "Recission Escrow Agreement". The form of the escrow agreement was reviewed and approved by the Director of the Securities Section of the Oregon Department of Consumer and Business Services.

         Pursuant to the escrow agreement,

         o High-Tech deposited $1,643,463 into an escrow account created at US Bank. under the agreement. All funds will be invested by
                  U. S. Bank in the triple "A" rated First American Prime Obligations Money Fund (Class D). The funds investment advisor and custodian are subsidiaries of U. S. Bank. As of September 30, 2000, the earnings on such escrow account totaled $

         o High-Tech gave the Director and U. S. Bank a list of all investors who are to receive this recission offer.

         o High-Tech will deliver to the Director and U.S. Bank copies of the recission notices, proof of mailing to the investors, and copies of investor responses.

         o U.S. Bank's only obligation is to hold and disburse the funds under the escrow agreement, and it will not be liable for any action or inaction under the escrow agreement if taken in good faith and in the exercise of its best judgement. U.S. Bank may rely on any notice or other document which, in good faith, it believes to be genuine. High-Tech will pay for all fees and expense incurred by U. S. Bank, including any litigation expenses and extraordinary legal fees.

         o High-Tech will indemnify and hold U.S. Bank harmless from all liabilities, costs and expenses, including but not limited to legal fees and court costs, arising under the escrow agreement.

         o High-Tech may determine to refund all investments, in which case High-Tech and the Director will so instruct U.S. Bank, which will then release the funds as so instructed.

         o Upon receipt of investor notices accepting the recission offer, and corresponding instruction from High-Tech and the Director, U.S. Bank will disburse the funds to the accepting investors.

         o Any funds not so disbursed will be returned to High-Tech.

         o Unless notified to the contrary, U.S. bank will consider the addresses of the investors to be the ones contained in the investor list supplied by the Company. If recission notices are returned to High-Tech, it will use reasonable efforts to locate and the investor through other contacts and means.

         o The Director and High-Tech will instruct U. S. Bank to disburse funds to investors who have accepted the recission offer within 5 business days after the end of the recission period, and U. S. Band will provide satisfactory proof of disbursement and mailing.

         o High-Tech will pay the fees of U. S. Bank, as well as the cost of mailing and disbursement.

         o        The escrow agreement will terminate at the earlier to occur of
                  (1) 15 business days after the end of the recission period, unless extended by the parties or (2) full refund of all investor investments

         o U. S. Bank's fee will be $3,000, unless the escrow agreement is in effect for more than one year, in which case the fee will increase by $1,500 for each year or part of a year it remains in effect.

         o U. S. Bank may resign as escrow agent on thirty days notice, in which case High- Tech will appoint, with the consent of the Director, a new escrow agent.

Funding the Recission Offer

         2,809,402 shares of Common Stock are subject to the recission offer, and the aggregate purchase price of all of the shares subject to the recission offer is $1,590,562. When interest is added, our potential liability, if all investors accept the recission offer, is estimated to be about $1,717,515.

         In order to fund our potential obligations under the rescission offer, and as required by the Consent Order and the escrow agreement, we have deposited $1,643,463 into an interest-bearing escrow account with U. S. Bank (See "Escrow Agreement"). Those sums will be used, as needed, to purchase shares from those investors who accept the rescission offer. While we believe that the amount deposited into the escrow account will be more than sufficient to repurchase all of the shares of the offerees who accept the rescission offer, if additional funds are needed, we have the right, before the recission offer expires, to either (1) obtain additional financing through the issuance of equity securities or otherwise in amounts sufficient to complete the rescission offer, or (2) declare the entire rescission offer ineffective. In that case it is our intention to would simply return to the recission offerees the amount they paid for their shares.

         Any proceeds in the escrow account which are not to be returned to the offerees will be returned to us used for the development and acquisition of software and for general corporate purposes. See "Risk Factors -- Possible Lack of Sufficient Capital to Fund Rescission Offer; and "Use of Proceeds."

         No new proceeds will be received by the us from the rescission offer, except to the extent that funds are released to us from the escrow account to the extent offerees reject the recission offer. Those investors who reject the rescission offer will own freely tradeable shares under the Securities Act. No public market currently exists for any class of our stock, and there is no assurance that there will be a market in the future. See "Shares Eligible for Future Sale."

         Assuming 100% rejection of the rescission offer, we will have 16,401,362 shares of Common Stock outstanding.

         The funds in the escrow account will be disbursed as needed to satisfy the Company's rescission liability to those investors who accept the rescission offer. See (the "Escrow Agreement") While we believe the amount in escrow will be more than sufficient to repurchase shares from Offerees who accept the rescission offer, in the event that funds in excess of $1 are needed, we have the right, on or before the expiration date of the recission offer, to (i) secure additional financing through the issuance of equity securities in amounts sufficient to satisfy our rescission liabilities and complete the rescission offer, or (ii) declare the entire rescission offer ineffective and return all completed elections to the Offerees who accepted the rescission offer.

         Any unused proceeds in the escrow account remaining after the funding of the recission offer which are not returned to investors will be used by us for general corporate purposes. See "Risk Factors -- Lack of Sufficient Capital to Fund Rescission Offer; Potential Rescission Liability" and "Use of Proceeds."

GOVERNMENT REGULATIONS

Government Regulation

         The laws and regulations applicable to the travel industry affect us and our travel agency customers and other suppliers. We must comply with all laws and regulations relating to the sale of travel services, including those prohibiting unfair and deceptive practices and requiring us to register as a seller of travel, to comply with disclosure requirements and to participate in state restitution funds. In addition, many of our travel agency customers and other suppliers, as well as the computer reservation systems providers with which we will be connected are heavily regulated by the United States and other governments. Our services are indirectly affected by regulatory and legal uncertainties affecting the businesses of our travel agencies, other suppliers and computer reservation systems.

         We must also comply with laws and regulations applicable to businesses generally and online commerce specifically. Currently, few laws and regulations apply directly to the Internet and commercial online services. Moreover, there is currently great uncertainty whether or how existing laws governing issues such as property ownership, sales and other taxes, libel and personal privacy apply to the Internet and commercial online services. It is possible that laws and regulations may be adopted to address these and other issues. Further, the growth and development of the market for online commerce may prompt calls for more stringent consumer protection laws. New laws or different applications of existing laws would likely impose additional burdens on companies conducting business online and may decrease the growth of the Internet or commercial online services. In turn, this could decrease the demand for our products and services or increase our cost of doing business.

    Federal legislation imposing limitations on the ability of states to impose taxes on Internet- based sales was enacted in 1998. The Internet Tax Freedom Act, as this legislation is known, exempts certain types of sales transactions conducted over the Internet from multiple or discriminatory state and local taxation through October 21, 2001. It is possible this legislation will not be renewed when it terminates in October 2001. Failure to renew this legislation could allow state and local governments to impose taxes on Internet-based sales, and these taxes could decrease the demand for our products and services or increase our cost of operations.

EMPLOYEES

         As of June 30, 2000, we employed only two salaried persons, Benjamin Callari, our President and Chief Executive Officer, and Donald Myatt, Jr., our Vice President and Secretary. As our business grows, we expect to employ executive, sales, marketing, technical and sales personnel to meet out business needs. Our ability to attract and retain highly qualified employees will be important to our success at all levels. We expect to have a policy of using equity-based compensation programs to reward and motivate significant contributors among our employees. Competition for qualified personnel in our industry is expected to be intense.

INTELLECTUAL PROPERTY

         The Company currently holds no United States or foreign patents. The Company regards certain of its computer software as proprietary and seeks to protect such software with common law copyrights, trade secret laws, non-disclosure agreements and other safeguards. There can be no assurance, however, that the steps taken by the Company to protect its proprietary rights will be adequate or that others will not independently develop technologies similar or superior to the Company, or obtain access to the Company's know-how or software codes, concepts, ideas or documentation. Further, there can be no assurance that the Company's non-disclosure agreements with its employees will adequately protect the Company's trade secrets.

PROPERTIES

         The Company does not own any real property. The Company's headquarters facility, is located in approximately 400 square feet of leased space in Atlantic Highlands, New Jersey. The lease on the Atlantic Highlands facility is on a month to month basis. The Company believes its existing facilities are adequate to meet current requirements but that additional space will be required in the near future to house the Company's growing headquarters. The Company believes that suitable additional space in close proximity to its headquarters will be available as needed to accommodate growth of its operations. It is anticipated that approximately 2,500 square feet of space will be required to house the Company's internet access facilities and equipment. The Company expects to locate its main computer facilities in New York City, with a backup facility located in the Seattle, Washington area, and that space will be readily available for those purposes.

INSURANCE

         The Company maintains insurance covering risks incurred in the ordinary course of business, including general liability, special and business property coverage (including coverage of electronic data processing equipment and media), and business interruption insurance. The Company believes its insurance coverage is adequate.

LEGAL PROCEEDINGS

         The Company is not a party to any legal proceedings which the Company believes could have a material adverse effect on the Company, except for the discussions between the Company and the Securities Section of the Oregon Department of Consumer and Business Services, Division of Finance and Corporate Securities, which resulted in the Consent Order and the recission offer contemplated by this prospectus. As a result, we may have rescission liability in connection with the sales of the Recission Securities. See "Consent Order"; "Rescission Offer."

                                   MANAGEMENT

DIRECTORS AND OFFICERS

DIRECTORS AND MANAGEMENT
The following table sets forth, as of the date of this Offering Circular, certain information with regard to the Executive Officers and Directors of the Company and their respective ages and positions (ages as of June 30, 2000):

DIRECTORS
---------

Name                              Position                                   Age
----                              --------                                   ---

Donald R. Myatt, Jr.              Chairman, Exec. Vice Pres., Secretary      43

Benjamin Callari                  Vice Chairman, President and               54
                                  Chief Executive Officer

Richard D. Brace                  Director, Treasurer                        57

Adrien Smet                       Director, Vice Pres.                       38

Michael Estill                    Director, Vice Pres.                       37


MANAGEMENT
----------
Donald R. Myatt, Jr. - Executive Vice President, Secretary

Benjamin Callari - President and Chief Executive Officer

Michael Estill - Vice President

Richard D. Brace - Treasurer

Adrien Smet - Vice President

The following information is supplied concerning the Company's executive officers and directors:

DIRECTORS AND OFFICERS
----------------------

DONALD R. MYATT, JR.  43
------------------------
As Vice President of operations, Mr. Myatt had the responsibility of international promotion for a new island resort in the Caribbean near the country of Belize. Mr. Myatt established and set up marketing of the resort throughout the world. Mr. Myatt developed public and charter airline co-op programs to bring visitors to the new property. He designed and implemented an international advertising program, including creation of advertisements and collateral materials, the purchase of media space, as well as promotional and public relations activities to both travel agencies and wholesale tour operators. From 1993 to 1997 he served as president and CEO of International Commodities Exchange, Inc., where he was responsible for obtaining international business loans and then financing various projects. His previous business background includes founding several proprietary processing firms in the precious metals industry, nationwide. Mr. Myatt founded a custom designed boat-manufacturing firm. This firm then expanded into spa manufacturing and other fiberglass-related products on a national basis. Additionally, he expanded operations and, with his associate, designed the first known recreational water slide.

BENJAMIN CALLARI  54
--------------------
In 1979 Mr. Callari founded Retail Wine & Spirits Company in New Jersey. The business grew to become the largest co-op in the State of New Jersey. As president he was responsible for all phases of the business. Eight years later he was asked to become CEO and equity partner of Buy-Rite Retail Merchants of New York City where he managed day-to-day operations for a group of 300 retail stores in New York, New Jersey, Connecticut and Delaware. He built annual sales volume to $250 million; sold licenses and arranged financing. He developed a computerized publishing system for the business that was one of the first. He left to establish an import business for gourmet pastas and a micro-brewery. With his background in finance, he was selected to join one of Canada's foremost investment firms, Burness, LTD., where he specialized in business loans and financing. Mr. Callari received his bachelor Degree in Liberal Arts from St. Peter's College and studied engineering at the New York Institute of technology.

RICHARD D. BRACE  57
--------------------
For the past 25 years, Mr. Brace has been in the securities industry as a registered principal, vice president and branch manager, as well as a wholesale producer of sales of stocks, bonds and mutual funds. At the Putnam Funds, he was responsible for all transfer agency operations and marketing support at the company's Boston office. As an account executive at Merrill Lynch brokerage, he earned top recognition for production. He joined Dean Witter as Regional Vice President of its Intercapital Division, responsible for wholesaling activities at 55 offices in a six-state southern territory. He increased the region's standing from number eight to number two in the nation in less than two years. Mr. Brace served as president of Creative Investment Strategies, Inc., an Orlando securities firm specializing in meeting the investment needs of both individuals and institutions. He is currently an investment consultant specializing in private offerings. He is a Graduate of Atlantic Union College with a Bachelor of Science degree, and a 1967 graduate of Andrews University with an MBA in Accounting and Finance.

ADRIEN SMET  38
---------------
With a varied background in finance, Mr. Smet has experience in international trading and investments. In addition to private banking and investments, he has represented several firms in public investments, including the Royal Bank of Scotland, A.D.I. International of Israel, and N.F.I. of Belgium for high-yield investment programs. Other assignments were for Diamark of Antwerp and Delta Mining Projects of Switzerland. He was born and educated in Belgium with a degree in accounting, specializing in tax and insurance counseling. He was also trained by the Belgium National Bank as a bond trader, stock broker and investment advisor.

MICHAEL H. ESTILL  37
---------------------
Mr. Estill has been in the travel business for more than 15 years, starting in his family's international travel agency. He also has served as a consultant to other travel firms, assisting in upgrading and organizing front and back-office procedures. His experience also includes serving as chapter treasurer and chairman of a variety of committees in travel agency associations, including ASTA (the American Association of Travel Agents) and WESTA (the Western Association of Travel Agencies), a West coast travel distribution association. Mr. Estill majored in mechanical engineering during his four years at the University of California at San Luis Obispo.

DIRECTORS AND DIRECTOR COMPENSATION

         Our Bylaws currently provide for a Board of Directors consisting of at least 3 and no more than 11 members. All directors hold office until the next annual meeting of our stockholders and until their successors have been elected and qualified. Our officers are appointed annually and serve at the discretion of the Board of Directors.

Board of Directors Committees

         We have had no Board committees. However, once this offering is complete we intend to appoint an Audit Committee and a Compensation Committee. Our Audit Committee, will review the results and scope of the audits and other services provided by our independent accountants, and our Compensation Committee, will review and approve the compensation and benefits for our executive officers, administers our stock purchase and stock option plans and makes recommendations to the Board of Directors regarding such matters. Our audit Committee will consist of Donald Myatt, Jr. Adrian Smet and Richard Brace and our Compensation Committee will consist of Benjamin Callari, Adrian Smet and Richard Brace.

Board Compensation

         Except for reimbursement for reasonable travel expenses relating to attendance at Board meetings our directors are not compensated for their services as directors. Directors who are also our employees are eligible to participate in our 2000 Stock Option Plan, but no options have been granted thereunder to the date hereof. After the completion of this offering, we propose to pay to each of our directors $500 for each director or committee meeting attended by them.

EXECUTIVE COMPENSATION

         The following table sets forth information with respect to all forms of compensation paid by the Company to the named individuals for the year ended June 30, 2000.

                                                            Long Term
                                                           Securities
Name and                                                  Compensation
Principal         Fiscal                    Other annual   underlying     All Other
Position           year    Salary    Bonus  compensation   options(1)    Compensation
----------------- ------  ---------  -----  -------------  ----------    ------------
Benjamin Callari   2000    $56,000    -0-       -0-           -0-             -0-
Pres, CEO

Don Myatt, Jr.     2000    $56,000    -0-       -0-           -0-             -0-
V.Pres., Secy

       No other director or executive officer received or earned salary and bonus which exceeded $100,000 during the fiscal year ended June 30, 2000. See "-- Employment Agreements" below for information regarding the current compensation of certain of the Company's directors and officers.

       (1) No incentive stock options to purchase shares of Common Stock have been granted under the 2000 Stock Option Plan.

EMPLOYMENT AGREEMENTS

         We have entered into three year employment agreements with our President and Chief Executive Officer, Benjamin Callari, and our Vice President and Secretary, Donald R. Myatt, Jr. Each agreement calls for a salary of $125,000 per year, beginning July 1, 2000 and provides for a 4 week vacation period. The agreements provide that the employees are entitled to participate in the Company's benefit plans, and provides for the reimbursement of reasonable expenses incurred in out behalf.

STOCK OPTION PLAN

         On June 30, 2000, the Board of Directors and a majority of the holders of the Common Stock adopted the Company's 2000 Stock Option Plan(the "2000 Plan").

         The 2000 Plan provides for the granting of stock options ("Options") to key employees of the Company. Within certain limitations provided by the 2000 Plan, such Options may include provisions regarding vesting, exercise price, the amount of each grant and other terms as shall be approved by the Board of Directors or by a committee designated by the Board of Directors. Options granted under the 2000 Plan may be either options that qualify as "incentive stock options," within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended ("Incentive Options"), or those that do not qualify as such "incentive stock options" ("Non-qualified Options"). The 2000 Plan, which permits up to 1,000,000 shares of the Company's Common Stock to be issued, terminates on June 30, 2010. The 2000 Plan is administered by the Board or by a Compensation Committee of the Board of Directors, which committee, to the extent required to qualify for certain exemptions under Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, to satisfy the requirements of Section 162(m) of the Code, will at all times consist of at least two non-employee directors. Subject to the terms of the 2000 Plan, the Board of Directors or a Compensation Committee determines the persons to whom Options are granted and the terms and the number of shares covered by each Option. The term of each Option may not exceed ten years from the date the option is granted, or five years in the case of an Incentive Option granted to a holder of more than 10% of the fully-diluted capital stock of the Company. Non-qualified Options and Incentive Options may become exercisable six months after the date of grant and may continue to be exercisable, in whole or in part, up to ten years after the date of grant, as determined by the Board of Directors or the Compensation Committee.

         The 2000 Plan provides that all Incentive Options and Non-qualified Options which are not exercisable on the date of termination of an option holder's employment generally expire three months after the optionee ceases to be employed by the Company; however, the Board of Directors or the Compensation Committee may, in its discretion, permit the holder to exercise unvested options upon such termination. Options may not be transferred other than by will or the laws of descent and distribution, and during the lifetime of an optionee may be exercised only by the optionee.

         The 1997 Plan contains a provision accelerating the exerciseablity of Options upon the occurrence of specified events, including a merger, consolidation, dissolution or liquidation of the Company. The acceleration of vesting of the Options in the event of a merger or other similar event may have the effect of discouraging a proposal for merger, a takeover attempt or other efforts to gain control of the Company.

         No Incentive Options to purchase shares of the Common Stock have been granted to under the 2000 Plan.

CONSULTING SERVICES

LIMITATION ON DIRECTORS' LIABILITY; INDEMNIFICATION

         New Jersey law authorizes corporations to limit or eliminate the personal liability of directors to corporations and their shareholders for monetary damages under certain conditions and circumstances. The Articles of Incorporation of the Company limit the liability of directors of the Company to the Company or its shareholders to the fullest extent permitted by New Jersey law. Specifically, no director of the Company will be personally liable to the Company or its shareholders for monetary damages for any act or omission in such director's capacity as a director, except for (i) a breach of the director's duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith which involve intentional misconduct or a knowing violation of the law, (iii) an act or omission for which the liability of a director is expressly provided for by an applicable statute or (iv) any transaction from which the director derived an improper personal benefit, whether or not the benefit resulted from an action taken in the person's official capacity.

         The inclusion of this provision in the Company's Articles of Incorporation may have the effect of reducing the likelihood of derivative litigation against directors, and may discourage or deter shareholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its shareholders. However, such limitation on liabilities does not affect the standard of conduct with which directors must comply, the availability of equitable relief or any causes of action based on federal law.

         The Company's Articles of Incorporation provide for the indemnification of its current and former officers and directors to the fullest extent permitted by applicable law.

CERTAIN TRANSACTIONS

         EXECUTIVE EMPLOYMENT AGREEMENTS. In 2000 the Company entered into employment agreements with each of Benjamin Callari and Donald Myatt, Jr.. See "-- Employment Agreements."

COMPANY POLICY

         Any future transactions with directors, officers, employees or affiliates of the Company are anticipated to be minimal and will be made or entered into on terms that are no less favorable to the Company than those that could be obtained from an unaffiliated third party. Any such transactions will be approved in advance by a majority of the disinterested members of the Board of Directors.

                             PRINCIPAL SHAREHOLDERS

         Assuming 100% rejection of the Rescission Offer and the successful completion of the Rescission Financing, the following table sets forth, as of June 30, 2000, the number of outstanding shares of Common Stock (the Company's only class of voting securities) owned by (i) each person known by the Company to beneficially own more than 5% of its outstanding Class A Common Stock, (ii) each director, (iii) each named executive officer and (iv) all officers and directors as a group.


Name of Beneficial           Shares of common Stock
Owner                        Beneficially Owned              Percent of Class(1)
-------------------------    ----------------------          -------------------

Benjamin Callari             6,500,000                              39.5%

Donald R. Myatt, Jr.         6,500,000                              39.5%

--------------

(1)  Percentages shown are based upon rejection of the Recission Offer.

                          DESCRIPTION OF CAPITAL STOCK

         The Company's authorized capital stock consists of 50,000,000 shares of Common Stock. The following summary description of certain terms of the capital stock of the Company is qualified in its entirety by reference to the Company's Articles of Incorporation, which is included as an exhibit to the Registration Statement of which this Prospectus is a part.

         The Company has authorized 50,000,000 shares of Common Stock, no par value. As of the date of this Prospectus, assuming complete rejection of the Rescission Offer, 16,401,362 shares of Common Stock will be outstanding. No warrants or options to purchase shares of Common Stock will be outstanding. The holders of Common Stock are entitled to receive such dividends, if any, as may be declared by the Board of Directors from time to time out of legally available funds. Upon liquidation or dissolution of the Company, the holders of Common Stock are entitled to share ratably in all assets of the Company that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of Preferred Stock then outstanding. Holders of Common Stock have no preemptive rights to acquire new securities issued by the Company and have no rights to convert their Common Stock into any other securities of the Company.


TRANSFER AGENT

         The Transfer Agent and Registrar for the Common Stock Olde Monmouth Stock Transfer Co., Inc., located at 77 Memorial Parkway, Atlantic Highlands, NJ 07716.

                              PLAN OF DISTRIBUTION

         No underwriters, brokers or agents will be retained by us in connection with the making of this offering, and no commissions or fees will be paid to any person or entity in connection therewith, except for the customary fees of our accountants, counsel, transfer agent and other advisors with respect thereto. We will notify each shareholder entitled to receive such recission offer by ordinary mail, except to the extent such mail is returned as undeliverable, in which case we will attempt to locate and may communicate with such shareholders by other means reasonably designed to bring the recission offer to their attention.

                                     EXPERTS

         Our financial statements contained in this prospectus and elsewhere in this registration statement, to the extent and for the period s indicated in their reports, have been audited by Amper, Politziner and Mattia, P.A. and are included herein in reliance on its authority as an expert in accounting and auditing in giving said reports.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Prior to this offering, there has been no market for our common stock. Future sales of substantial amounts of common stock in the public market could adversely affect prevailing market prices. As described below, no shares currently outstanding will be available for sale immediately after this offering because of contractual restrictions on resale. Sales of substantial amounts of our common stock in the public market after the restrictions lapse could adversely affect the prevailing market price and impair our ability to raise equity capital in the future.

         Upon completion of this offering, (assuming rejection of the Recission Offer), we will have outstanding 16,401,362 shares of common stock. Of these shares, the 2,809,402 shares sold in this offering will be freely tradable without restriction under the Securities Act, unless purchased by our "affiliates," as that term is defined in Rule 144 under the Securities Act. In general, affiliates include officers, directors or 10% stockholders.

         The remaining 13,591,960 shares outstanding are "restricted securities" within the meaning of Rule 144. These restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, which are summarized below. Sales of the restricted securities in the public market, or the availability of these shares for sale, could adversely affect the market price of the common stock.

         In general, under Rule 144 as currently in effect a person who has beneficially owned restricted securities for at least one year would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

         o one percent of the number of shares of common stock then outstanding, which (assuming rejection of the Recission Offer) will equal approximately 164,000 shares immediately after this offering

         o the average weekly trading volume of the common stock during the four calendar weeks preceding the sale

         Sales under Rule 144, including sales by affiliates, must comply with the requirements with respect to manner of sale, notice, and the availability of current public information about us. Under Rule 144(k), a person who is not deemed to have been our affiliate at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

         Rule 701, as currently in effect, permits our employees, officers, directors or consultants who purchase shares under a written compensatory plan or contract, if any, to resell these shares in reliance upon Rule 144 but without compliance with specific restrictions. Commencing 90 days after the date of this offering, Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirement and permits non-affiliates to sell these shares in reliance on Rule 144 without complying with the holding period, public information, volume limitation or notice provisions of Rule 144.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act with respect to the common stock offered in this offering. This prospectus does not contain all of the information set forth in the registration statement. For further information with respect to us and the common stock offered in this offering, we refer you to the registration statement and to the attached exhibits and schedules. Statements made in this prospectus concerning the content of any document referred to in this prospectus are not necessarily complete. With respect to each such document filed as an exhibit to the registration statement, we refer you to the exhibit for a more complete description of the matter involved.

         You may inspect our registration statement and the attached exhibits and schedules without charge at the public reference facilities maintained by the Securities and Exchange Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission located at Seven World Trade Center, 13th Floor, New York, NY 10048, and the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. You may obtain copies of all or any part of our registration statement from the Securities and Exchange Commission upon payment of prescribed fees. You may also inspect reports, proxy and information statements and other information regarding registrants that file electronically with the Securities and Exchange Commission without charge at a website maintained by the Securities and Exchange Commission at www.sec.gov.

                          INDEX TO FINANCIAL STATEMENTS

                      HIGH-TECH TRAVEL SERVICES CORPORATION
                          (A Development Stage Company)

                       For the Period from October 1, 1999
                      (Date of Inception) to June 30, 2000


                                                                            Page
                                                                           ----

Independent Auditors' Report                                               F-2

Balance Sheet                                                              F-3

Statement of Operations                                                    F-4

Statement of Changes in Stockholders' Equity                               F-5

Statement of Cash Flows                                                    F-6

Notes to Financial Statements                                            F-7-10

Independent
Auditors' Report


To the Board of
Directors and Stockholders of
High-Tech Travel Services Corporation



We have audited the accompanying balance sheet of High-Tech Travel Services Corporation (a Development Stage Company) as of June 30, 2000, and the related statement of operations, stockholders' equity and cash flows, for the period from October 1, 1999 (date of inception) to June 30, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of High-Tech Travel Services Corporation (a Development Stage Company) at June 30, 2000 and the results of its operations and its cash flows for the period from October 1, 1999 (date of inception) to June 30, 2000, then ended in conformity with generally accepted accounting principles.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has losses from operations and has an accumulated deficit, which raise substantial doubt about its ability to continue as a going concern. Management's plans regarding those matters also are described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.




August 1, 2000
Edison, New Jersey

                      HIGH-TECH TRAVEL SERVICES CORPORATION
                          (A Development Stage Company)
                                  Balance Sheet
                                  June 30, 2000

                                     Assets



Current asset
    Cash and cash equivalents                                       $    39,888

Property and equipment, net                                               5,948

Restricted cash held subject to recission                             1,645,588
                                                                    ------------

                                                                     $ 1,691,424
                                                                    ============

                  Liabilities and Stockholders' Equity


Current liability
    Accrued expenses                                                $    47,808

Common stock subject to recission                                     1,590,562

Stockholders' equity
    Common stock, $.0001 par value, 25,000,000 shares
      authorized, 13,591,960 issued and outstanding                       1,359
    Additional paid-in capital                                          301,607
    Deficit accumulated during the development stage                   (249,912)
                                                                    ------------
      Total stockholders' equity                                         53,054
                                                                    ------------

                                                                     $ 1,691,424
                                                                    ============


                 See accompanying notes to financial statements.

                      HIGH-TECH TRAVEL SERVICES CORPORATION
                          (A Development Stage Company)
                             Statement of Operations
              October 1, 1999 (Date of Inception) to June 30, 2000



Revenues                                                           $          -
                                                                   -------------

Operating expenses
    General and administrative                                          274,745
    Depreciation expense                                                  1,487
                                                                   -------------
                                                                         276,232

Other (income) expense
    Interest income                                                     (26,815)
    Other expense                                                           495
                                                                   -------------
                                                                        (26,320)

Net loss                                                           $    249,912
                                                                   =============

Basic and diluted net loss per share                               $       (.02)
                                                                   =============

Shares used in computing basic and diluted net loss per share        13,191,991
                                                                   =============





                 See accompanying notes to financial statements.


                      HIGH-TECH TRAVEL SERVICES CORPORATION
                          (A Development Stage Company)
                  Statement of Changes in Stockholders' Equity Period from
        October 1, 1999 (Date of Inception) to June 30, 2000


                                              Common Stock          Additional
                                          Number          Par         Paid-in        Retained
                                        of Shares        Value        Capital        Earnings       Total
                                      -------------   -----------   -----------    -----------    -----------
Balance at October 1, 1999            $          -    $        -    $        -     $        -     $        -

Stock issued
    Initial issuance for cash           13,000,000         1,300             -              -          1,300
    Sale of common stock for cash          591,960            59       567,056              -        567,115
    Issuance costs of recission stock            -             -      (265,449)             -       (265,449)

Net loss                                         -             -             -       (249,912)      (249,912)
                                      -------------   -----------   -----------    -----------    -----------

Balance at June 30, 2000                13,591,960    $    1,359    $  301,607     $ (249,912)    $   53,054
                                      =============   ===========   ===========    ===========    ===========



                 See accompanying notes to financial statements.


                      HIGH-TECH TRAVEL SERVICES CORPORATION
                          (A Development Stage Company)
                             Statement of Cash Flows
        Period from October 1, 1999 (Date of Inception) to June 30, 2000


Cash flows used from operating activities
    Net loss                                                          $  (249,912)
                                                                      ------------
    Adjustments to reconcile net income to net
     cash provided by operations
      Depreciation                                                          1,487
    Increase in
      Accrued expenses                                                     47,808
                                                                      ------------
        Total adjustments                                                  49,295
                                                                      ------------
                                                                         (200,617)

Cash flows used for investing activities
    Purchase of computer equipment                                         (7,435)
                                                                      ------------

Cash flows from financing activities
    Net proceeds from the sale of common stock                            302,966
    Net proceeds from the sale of common stock subject to recission     1,590,562
    Restricted cash held subject to recission                          (1,645,588)
                                                                      ------------
                                                                          247,940

Net increase in cash for the period                                        39,888

Cash - beginning                                                                -
                                                                      ------------

Cash - ending                                                         $    39,888
                                                                      ============

Supplemental disclosure of cash paid
    Interest                                                          $         -
    Income taxes                                                                -




                 See accompanying notes to financial statements.

Note 1 - Business and Liquidity
         ----------------------
         High-Tech Travel Services Corporation (the "Company") was incorporated on October 1, 1999, in Delaware. The Company was formed to acquire and develop computer software products for use in the travel industry. To date the Company has devoted the majority of its efforts in raising capital and developing the technology. The Company is in the development stage and, accordingly, the financial statements are presented in a format prescribed for a development stage company.

         The Company has incurred losses in the current period and has a accumulated deficit at June 30, 2000. The Company's sole source of funds to date has been through the sale of securities. Management intends to continue to pursue additional financing through sale of securities and devoting resources to research and development of its technology. Management believes that additional capital will be raised through the sale of its securities, and that the recission offer (see
         Note 6) will be executed and funds in escrow will be released. However there can be no assurance that the above will be completed. Without additional capital and resolution of the recission offer, there may be a material adverse effect on the Company's ability to continue as a going concern.

         The accompanying financial statements have been prepared assuming that the Company will continue as a going concern and do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 - Summary of Significant Accounting Policies
         ------------------------------------------
         Use of Estimates
         ----------------
         The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results may differ from those estimates.

         Cash Equivalents
         ----------------
         The Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

         Property and Equipment
         ----------------------
         Property and equipment are stated at cost, less accumulated depreciation. Property and equipment are depreciated on a straight-line basis over the estimated useful lives of the assets, which is five years.

         Financial Instruments
         ---------------------
         The carrying amounts of financial instruments, including cash and cash equivalents approximated fair value at June 30, 2000, because of the relative short maturity of these instruments.

         ------------------------------------------
         Income Taxes
         ------------
         The Company uses the liability method of accounting for income taxes. The liability method measures deferred income taxes by applying enacted statutory rates in effect at the balance sheet date to the differences between the tax basis of assets and liabilities and their reported amounts in the financial statements. The resulting deferred tax asset or liability is adjusted to reflect changes in tax laws as they occur.

Note 3 - Restricted Cash
         ---------------
         At June 30, 2000, cash in the amount of $1,645,588 was restricted as to use. This cash with a bank has been escrowed in connection with a consent order and agreement (see Note 6). The Company believes it is not exposed to any significant credit risk.


Note 4 - Property and Equipment
         ----------------------
            Computer equipment                                      $     7,435
            Less accumulated depreciation                                 1,487
                                                                    ------------
                                                                    $     5,948
                                                                    ============

Note 5 - Income Taxes
         ------------
         Deferred tax attributes resulting from differences between financial accounting amounts and tax basis of assets and liabilities at June 30, 2000, follow:

            Net operating loss carryforward                         $    99,000
            Valuation allowance                                         (99,000)
                                                                    ------------

         Net deferred tax asset                                     $         -
                                                                    ============

         The Company's income tax expense differs from income tax (benefit) computed at the U.S. federal statutory rate due to the valuation allowance on deferred tax assets. The Company's net operating loss carryforwards could be limited in circumstances involving a significant change in equity ownership.

         At June 30, 2000, the Company has net operating loss carryforwards for both federal and state income tax purposes of approximately $248,000. The net operating loss carryforwards will expire beginning in 2007, if not utilized.

Note 6 - Stockholders' Equity
         --------------------
         The Company was initially capitalized in October 1999, with the issuance of 13,000,000 shares of common stock for a total of $1,300. During the period March 2000 through June 2000, the Company sold 591,960 shares of common stock for $567,115.

         Between October 1, 1999, the date of the Company's inception to March 2000, the Company raised $1,590,652 through the issuance of 2,809,402 shares in an offering of common stock. The Company incorrectly believed that the stock offering was made in accordance with all applicable requirements of law, including the Securities Act of 1933, as amended, and with various other federal and state securities laws. The Company has entered into a consent order and agreement with the Bureau of Securities of the State of Oregon, which states that the Company will apply for registration of a recission offer.

         The recission offer requires $1,643,463 in an escrow account to repurchase the stock of any investor who accepts the offer. The stock will be repurchased for an amount equal to the price paid for the stock plus accrued interest from the date of issuance to the date of repurchase. No accrual has been made for any interest which may be paid. There will be a 35 day period after the date the recission offer is mailed to investors for acceptance or rejection of the recission offer. Within 30 days after completion of the recission offer or refund, the Company will file a report to the State of Oregon identifying the investors repaid, the amount of the repayment, and the date of the repayment.

         The Company is required to pay a civil penalty of $20,000 and make a $5,000 contribution to the Oregon Investor Information Program. These amounts have been accrued by the Company since there is a payment schedule starting on the signing of the consent order, which has not been signed as of June 30, 2000.

         During February 2000, the Company entered into a consulting agreement with an unrelated third party, for services in connection with the Company's public relations dealings with NASD broker/dealers and investing public. Amounts paid for above service for the period June 30, 2000 were approximately $166,000 and are reflected as a reduction of additional paid in capital.

Note 7 - Year 2000
         ---------
         The Company does not currently expect any Year 2000 problems to be encountered that would have a material effect on the financial condition of the Company.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         ss. 145 of the Delaware General Corporation Law authorizes a corporation to indemnify its directors, officers, employees, or agents under specific circumstances for liabilities, including provisions permitting advances for expenses incurred. In general, ss. 145 authorizes a corporation to indemnify an agent, including but not limited to an officer, director or employee, against expenses and liabilities incurred by reason of his having been such an agent, if the agent acted in good faith and in a manner deemed to be in or not opposed to the best interests of the corporation and, with regard to a criminal matter, if the agent had no reasonable cause to believe his conduct was unlawful.

         Article 7 of the Certificate of Incorporation provides that no director will be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability (i) for any breach of the director's duty of loyalty to the corporation or to its shareholders (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law (iii) under Section 174 of the Delaware General Corporation Law or (iv) from any transaction in which the director derived personal benefit.

         In addition, we intend to purchase officers' liability insurance under which our directors and officers will be insured against loss, as defined in the policy, as a result of claims brought against them for their wrongful acts in such capacities.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by High-Tech in connection with the sale of common stock being registered. All amounts are estimates except the SEC registration fee.

                                                                    Amount
                                                                    To Be
                                                                     Paid
                                                                    ------

      SEC Registration Fee..................................... $   20,850
      Printing Fees and Expenses...............................      4,000
      Legal Fees and Expenses..................................     30,000
      Accounting Fees and Expenses.............................     50,000
      Blue Sky Fees and Expenses...............................      5,000
      Transfer Agent and Registrar Fees........................      1,000
      Miscellaneous............................................     10,000
                                                                    ------
        Total...................................................  $120,850
                                                                ==========

ITEM 26. RECENT SALES OF UNREGISTERED SECURITIES

         1. In October 1999 the Company issued an aggregate of 13,000,000 shares of Common Stock to its founding shareholders. At the time of the offering, the Company believed such founding shareholders were sophisticated investors and received adequate information concerning an investment in the Company. As a result, the Company believes the transaction was exempt from registration pursuant to Section 4(2) of the Securities Act as a transaction by an issuer not involving a public offering.

         2. From March 15, 2000 to May 31, 2000, the Company sold 592,690 shares of its common stock to non- U.S. persons under the exemption from registration provided by Regulation S adopted by the Securities and Exchange Commission, for an aggregate price of $567,115.

         The issuances described above were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) thereof and under Regulation S as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends where affixed to the securities issued in such transactions. All recipients had adequate access to information about High-Tech.

         3. From October 1999 through March 2000, the Company raised $1,574,562 of capital through the issuance or sale of the shares which are the subject of this Recission Offer. The sale of these securities were not registered under the federal or state securities laws, but were issued on the basis of management's belief that the sales were exempt from the registration requirements of the Securities Act of 1933, on the basis of the exemptions provided by Sections 3(b) and 4(2) of the Act and by various state limited offering exemptions. The Company now believes that the issuances were not eligible for such exemptions from registration. This Registration Statement relates to a recission offer with regard to such transactions.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) Exhibits

 Exhibit
 Number                 Description
 -------                -----------

1.       Not applicable

3.(i)    Articles of Incorporation of the Registrant

3.(i)(a) Amendment to Articles of Incorporation dated

3.(ii)   Bylaws of the Registrant

4.       Form of the Registrant's Common Stock Certificate

5.       Opinion of Deutch & Falk, p.c. dated (to be supplied)

10.1     Agreement with Tournet, Inc dated

10.2     2000 Stock Option Plan

10.3     Employment Agreement between High-Tech and Benjamin Callari dated

10.4     Employment Agreement between High-Tech and Benjamin Callari dated

10.5 Consent Order with the Securities Section of the Oregon Department of Consumer and Business Services, Division of Finance and Corporate Securities dated September 13, 2000.

11.      Statement re: computation of earnings per share

15.      Not applicable

16.      Not applicable

21.      Not applicable

23.1 Consent of Amper Politziner & Mattea, Independent Auditors (to be supplied)

23.2     Consent of Counsel (included in Exhibit 5)

24.      Not applicable

25.      Not Applicable

26.      Not applicable

99.1     Consent of Person About to Become Director for


(b) Financial Statement Schedules

ITEM 17. UNDERTAKINGS

         The undersigned Registrant hereby undertakes to provide to each purchaser at the closing certificates in such denominations and registered in such names as required by each such purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes that:

         (1) For purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1), or (4), or 497(h) under the Act shall be deemed to be a part of this Registration Statement as of the time it was declared effective.

         (2) For the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of , State of New Jersey, on the th day of October ,2000.

                              High-Tech Travel Services Corporation.

                          By: /s/ Benjamin Callari, President
                             ---------------------------------------------
                                Benjamin Callari
                                President and Chief Executive Officer

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement was signed by the following persons in the capacities and on the dates stated.

     Signature               Title               Date

                                  EXHIBIT INDEX

3.(i)    Articles of Incorporation of the Registrant

3.(i)(a) Amendment to Articles of Incorporation dated

3.(ii)   Bylaws of the Registrant

4.       Form of the Registrant's Common Stock Certificate

5.       Opinion of Deutch & Falk, p.c. dated

10.1     Agreement with Tournet, Inc. dated

10.2     2000 Stock Option Plan

10.3     Employment Agreement between High-Tech and Benjamin Callari dated

10.4     Employment Agreement between High-Tech and Benjamin Callari dated

10.5     Consent Agreement with Oregon dated

11.      Statement re: computation of earnings per share

23.1     Consent of Amper Politziner & Mattea, Independent Auditors

23.2     Consent of Counsel (included in Exhibit 5)

99.1     Consent of Person About to Become Director for